PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3) File No. 333-163050
To prospectus dated December 16, 2009

Republic of Panama

Invites the Owners of its

U.S.$1,471,000,000 7.250% Global Bonds due 2015 (the “Old Bonds”)

(ISIN: US698299AU88; CUSIP: 698299AU8; Common Code: 020635525)

to submit, in a modified Dutch auction, offers

to exchange Old Bonds for

6.700% U.S. Dollar-Denominated Amortizing Global Bonds due 2036 (the “Reopened Bonds”)

(ISIN: US698299AW45; CUSIP: 698299AW4; Common Code: 024213927)

and, if Panama determines to pay an additional amount of cash, a U.S. dollar amount of cash as so determined

This prospectus supplement and the accompanying prospectus are together referred to as the “Invitation”.

THE INVITATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JANUARY 24, 2012, UNLESS EXTENDED OR EARLIER TERMINATED BY PANAMA IN ITS SOLE DISCRETION (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

The aggregate principal amount of the Old Bonds outstanding is U.S.$1,471,000,000. Panama reserves the right to determine the principal amount of Old Bonds that it will accept pursuant to the Invitation in its sole discretion.

The Reopened Bonds, if and when issued, will be a further issuance of, will be consolidated to form a single series with, and will be fully fungible with, the outstanding 6.700% U.S. Dollar-Denominated Amortizing Global Bonds due 2036 (together with the Reopened Bonds, the “bonds”) issued by the Republic of Panama (the “Republic” or “Panama”), of which U.S.$1,785,297,000 aggregate principal amount is outstanding on the date of this prospectus supplement and which are listed on the Official List of the Luxembourg Stock Exchange and trade on the Euro MTF market. The outstanding bonds are, and Reopened Bonds issued pursuant to the Invitation will be, direct, unconditional and general obligations of Panama and will rank equally with Panama’s existing and future external indebtedness as described in “Debt Securities – Status of the Debt Securities” in the accompanying prospectus. Panama has pledged its full faith and credit for the due and punctual payment of all obligations of Panama in respect of the bonds.

The Reopened Bonds have been designated Collective Action Securities and, as such, will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to the Republic’s outstanding Public External Indebtedness issued prior to January 28, 2004. Under these provisions, which are described in the sections entitled “Description of the Reopened Bonds— Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus, the Republic may amend the payment provisions of the bonds and certain other terms with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds.

Application will be made to list the Reopened Bonds issued pursuant to the Invitation on the Official List of the Luxembourg Stock Exchange and to have such Reopened Bonds trade on the Euro MTF market.

See “Risk Factors” on page S-17 for a discussion of factors you should consider before submitting an offer to exchange your Old Bonds for Reopened Bonds.

Panama is conducting a concurrent invitation for holders to submit offers to sell the Old Bonds for cash (the “Concurrent Cash Invitation”), but reserves the right to cancel the Concurrent Cash Invitation at any time. The Invitation and Concurrent Cash Invitation are conditioned upon the settlement of an issue of local Panamanian bonds or another financing, in either case, satisfactory to Panama, which we refer to as the “Financing Condition” and which Panama may in its sole discretion waive. The Invitation is not conditioned on the results of the Concurrent Cash Invitation, and the Concurrent Cash Invitation is not conditioned on the results of the Invitation. Any individual Old Bond may be offered for exchange in the Invitation or offered for sale in the Concurrent Cash Invitation, but may not be offered in both invitations. Panama currently expects it will be willing to accept a larger principal amount of the Old Bonds for exchange through this Invitation than for sale through the Concurrent Cash Invitation.

Neither the United States Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Joint Dealer Managers for the Invitation are:

GOLDMAN, SACHS & CO.	CITIGROUP

The date of this prospectus supplement is January 17, 2012

This Invitation has been prepared on the basis that the transactions contemplated by the Invitation in any Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of bonds which are the subject of the transactions contemplated by this Invitation, may only do so in circumstances in which no obligation arises for Panama or either of the Joint Dealer Managers (as defined herein) to produce a prospectus for such offer pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Panama nor the Joint Dealer Managers has authorized, or hereby authorizes, the making of any offer or invitation in circumstances in which an obligation arises for Panama or either of the Joint Dealer Managers to publish a prospectus for such offer or invitation.

In relation to each Relevant Member State with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no exchange offer of bonds subject to this Invitation to the public has been or will be made in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, as defined in the 2010 PD Amending Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the representatives of Panama for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of bonds shall require Panama or either of the Joint Dealer Managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this Invitation, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds , as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In the United Kingdom no exchange of bonds subject to this Invitation has been or will be made to persons other than (a) persons with professional experience in matters relating to investments who fall within Article 19(5) of the U.K. Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (b) a person falling within Article 49(2)(a) to (d) of the Order (such a person, a “relevant person”). In the United Kingdom, a person other than a relevant person should not act or rely on this document or any of its contents. In the United Kingdom, any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with such persons.

PROSPECTUS SUPPLEMENT

Annex A	Formula to Determine Price Component of Old Bond Exchange Value and Reopened Bond Exchange Value Based on Yield to Maturity	A-1
Annex B	Hypothetical Example of Exchange Ratio	B-1

Prospectus

Where You Can Find More Information	2
Data Dissemination	3
Use of Proceeds	3
Debt Securities	4
Collective Action Securities	16
Warrants	19
Governing Law	20
Jurisdiction and Enforcement	20
Plan of Distribution	21
Selling Securityholders	23
Validity of the Securities	24
Official Statements	24
Authorized Representative	24
Glossary	24

INTRODUCTION

This document supplements the accompanying prospectus dated December 16, 2009 relating to Panama’s debt securities and warrants. You should read this document along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. If the information in this document differs from the information contained in the accompanying prospectus, you should rely on the information in this document.

We have provided you only the information contained or incorporated by reference in this document and the accompanying prospectus. Panama has not authorized anyone else to provide you with different information. Panama is offering the Reopened Bonds and seeking offers to exchange the Old Bonds only in jurisdictions where it is lawful to do so. The information contained in this document and the accompanying prospectus is current only as of their respective dates.

Panama is furnishing this document and the accompanying prospectus solely for use by current holders of Old Bonds in the context of the Invitation and for Luxembourg listing purposes. Panama confirms that:

•	the information contained in this document and the prospectus is true and correct in all material respects and is not misleading,

•	it has not omitted other facts the omission of which makes this document and the accompanying prospectus as a whole misleading, and

•	it accepts responsibility for the information it has provided in this document and the accompanying prospectus.

The Reopened Bonds are debt securities of Panama, which are being offered under Panama’s registration statement no. 333-163050 filed with the SEC under the U.S. Securities Act of 1933, as amended. The accompanying prospectus is part of the registration statement. The accompanying prospectus provides you with a general description of the securities that Panama may offer, and this document contains specific information about the terms of the Invitation and the Reopened Bonds. This document also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you offer to exchange your Old Bonds, you should read this document together with the accompanying prospectus as well as the documents incorporated by reference in the prospectus. The documents incorporated by reference in the accompanying prospectus consist of Panama’s Annual Report for 2010 on Form 18-K, and all amendments to the Annual Report. You can inspect those documents at the office of the SEC, and you may obtain copies of them and a further supplement, which will be prepared for the listing of the Reopened Bonds and reviewed by the Luxembourg Stock Exchange, describing the results of the Invitation, when announced, free of charge at the office of the Luxembourg listing agent, paying agent and transfer agent, The Bank of New York Mellon (Luxembourg) S.A., listed on the back cover page of this document.

The information contained in this Invitation and the documents incorporated herein by reference are accurate only as of the date on the front of those documents, regardless of the time of delivery of those documents or of any exchange. Neither the delivery of this Invitation nor any exchange of Old Bonds pursuant to the exchange offer shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is current as of any time subsequent to the date of such information or that there has been no change in the information set out in it or in the affairs of Panama since the date hereof.

Panama will cancel the Old Bonds it acquires pursuant to the Invitation and the Concurrent Cash Invitation, reducing the aggregate principal amount of Old Bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining Old Bonds that Panama does not acquire.

None of Panama, Goldman, Sachs & Co. or Citigroup Global Markets Inc., as the “Joint Dealer Managers” for the Invitation, the fiscal agent or Bondholder Communications Group, LLC, as the “Information and Exchange Agent” for the

Invitation, has expressed any opinion as to whether the terms of the Invitation are fair. None of Panama, the Joint Dealer Managers, the fiscal agent or the Information and Exchange Agent makes any recommendation that you offer to exchange Old Bonds or refrain from doing so pursuant to the Invitation, and no one has been authorized by Panama, the Joint Dealer Managers or the Information and Exchange Agent to make any such recommendation. You must make your own decision as to whether to offer to exchange Old Bonds or refrain from doing so, and, if so, the principal amount of Old Bonds to offer to exchange and the Offer Premium (as described in this document) that you would accept if you were to exchange your Old Bonds for Reopened Bonds.

References to “U.S.$” or “$” in this prospectus supplement are to U.S. dollars.

References to the “Republic” or “Panama” are to the Republic of Panama.

Offers to exchange may only be submitted by a direct participant in The Depository Trust Company (“DTC”), the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). Panama reserves the right to reject any offer not received in the appropriate form.

Until 40 days after the Expiration Date, all dealers effecting transactions in the Reopened Bonds in the United States, whether or not participating in this distribution, may be required to deliver a copy of this prospectus supplement and the accompanying prospectus.

FORWARD LOOKING STATEMENTS

Panama has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Panama’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Panama undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Panama cautions you that many factors could affect the future performance of the Panamanian economy. These factors include, but are not limited to:

•	interest rates in the United States and financial markets outside Panama;

•	political or governmental developments in Panama;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	general economic and business conditions in Panama and the global economy;

•	the ability of the Panama Canal to remain a competitive route for inter-oceanic transportation;

•	the ability of Panama to effect key economic reforms; and

•	the impact of hostilities or political unrest in other countries that may affect international trade, commodity prices and the global economy.

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the Invitation, and the transactions contemplated by the Invitation, may be restricted by law in certain jurisdictions. If materials relating to the Invitation come into your possession, you are required by Panama to inform yourself of and to observe all of these restrictions. The materials relating to the Invitation do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the Invitation be made by a licensed broker or dealer and either of the Joint Dealer Managers or any affiliate of either of the Joint Dealer Managers is a licensed broker or dealer in that jurisdiction, the Invitation shall be deemed to be made by the Joint Dealer Managers or such affiliate on behalf of Panama in that jurisdiction. Owners who may lawfully participate in the Invitation in accordance with the terms thereof are referred to as “holders”. For more information, see “Plan of Distribution” and “Jurisdictional Restrictions” in this document.

SUMMARY

This summary should be read as an introduction to this prospectus supplement and the accompanying prospectus. Any decision to invest in the Reopened Bonds by an investor should be based on consideration of this prospectus supplement and the accompanying prospectus as a whole.

The Issuer

Overview

Panama is located on the narrowest point of the Central American isthmus, which connects the continents of North America and South America. It has a coastline of approximately 1,868 miles on the Caribbean Sea and Pacific Ocean, and is bordered on the east by Colombia and on the west by Costa Rica. Panama has a national territory of approximately 29,157 square miles situated within its coastline and 345 miles of land borders, and includes numerous coastal islands. The Panama Canal, which connects the Atlantic and Pacific Oceans, bisects the country running northwest to southeast.

As of December 31, 2010, Panama had an estimated population of 3.4 million and a population density of 116.8 people per square mile. The Panama Province, the Republic’s largest province, is estimated to comprise 50.2% of Panama’s total population. The Colón Province, located at the northern terminus of the Panama Canal, is estimated to comprise 7.1% of the total population.

Government

Panama is a republic with a representative form of government. In 1972, the original version of the current Constitution was adopted (the fourth in Panama’s history), setting forth the structure of the Government, individual and collective rights and duties, and the division of powers among the executive, legislative and judicial branches.

Executive power is vested in the President and the presidentially appointed Ministers, who constitute the Cabinet. The President and the Vice President are each elected by direct, universal suffrage for a term of five years. The President and the Vice President may not be reelected to the same office within ten years after the expiration of their term. In the event the President is unable to finish a term, the Vice President would succeed to the presidency.

National legislative power is vested in the National Assembly, referred to as the Assembly, Panama’s unicameral legislative body. The number of electoral circuits, each comprising an average of approximately 57,000 persons, determines the number of legislators; the Assembly currently has 71 seats. The full Assembly is elected by universal suffrage every five years. Members of the Assembly are not subject to limits on the number of terms in office to which they may be elected. The Assembly has, among other powers, the authority to enact legislation, ratify treaties, approve the budget and ratify the appointment of the Comptroller General, the Attorney General and justices of the Supreme Court of Justice, referred to as the Supreme Court.

Judicial power is vested in the Supreme Court and various lower tribunals. The President appoints the nine justices of the Supreme Court for staggered ten-year terms, subject to ratification by the Assembly. Lower court judges are appointed by the Supreme Court. The judicial branch prepares its own budget and sends it to the executive branch for inclusion in the general budget presented to the Assembly for approval. The Supreme Court is the final court of appeal and has the power to declare null and void laws, regulations or other acts of the executive or legislative branches that conflict with the Constitution.

Panama is administratively divided into nine provinces and three territories. In each province, executive power is exercised by a governor who is appointed by the President. There are no provincial legislative or judicial bodies. Provincial governments do not have their own independent budgets. Within each province are municipalities that are, in turn, divided into precincts. Each municipality has a municipal council and a mayor who exercises executive power. Mayors and members of municipal councils are elected by direct, universal suffrage for five-year terms. Municipalities levy and collect municipal taxes and adopt their own budgets for financing local projects.

On May 3, 2009 Ricardo Martinelli was elected President of the Republic of Panama for a five-year term, and took office on July 1, 2009. See “Recent Developments—Recent Government Actions”.

Selected Panamanian Economic Indicators(1)

The following table sets forth Panama’s principal economic indicators for the years 2006 through 2010:

	2006(R)	2007(R)	2008(R)	2009(R)	2010(P)
Economic Data:
GDP (millions, nominal dollars) (2)	$17,137	$19,794	$23,001	$24,080	$26,777
GDP (millions, constant dollars) (2) (3)	$15,239	$17,084	$18,813	$19,414	$20,863
GDP (% change, constant dollars)(2) (3)	8.5%	12.1%	10.1%	3.2%	7.5%
Service Sector (% change, constant dollars)(2)(3) (4)	9.4%	12.0%	10.5%	4.2%	10.5%
Other (% change, constant dollars)(2) (3) (5)	7.8%	8.7%	12.4%	0.3%	0.1%
GDP Per Capita (constant dollars)(3)	$4,646	$5,115	$5,564	$5,616	$6,125
Population (millions)	3.28	3.34	3.40	3.45	3.40
CPI - Period Average (% change)	2.5%	4.2%	8.7%	2.4%	3.5%
Unemployment	6.7%	4.7%	4.2%	5.2%	4.7%
Public Finance:
Total Consolidated Non-Financial Public Sector Revenues (millions)	$4,273	$5,499	$6,015	$6,268	$6,874
Total Consolidated Non-Financial Public Sector Expenditures (millions) (6)	$3,624	$4,218	$5,294	$5,806	$6,670
Overall Surplus (Deficit) (millions)	$88	$683	$98	$(253)	$(512)
As % of Nominal GDP	0.5%	3.5%	0.4%	(1.0)%	(1.9)%
Central Government Surplus (Deficit) (millions)	$36	$240	$63	$(357)	$(683)
As % of Nominal GDP	0.2%	1.2%	0.3%	(1.5)%	(2.6)%
Public Debt (at December 31):
Internal Debt (millions)	$2,664	$2,195	$1,960	$822	$1,191
External Debt (millions)	$7,788	$8,276	$8,477	$10,150	$10,438
Public Debt (as % of Nominal GDP)
Internal Debt	15.5%	11.1%	8.5%	3.4%	4.4%
External Debt	45.4%	41.8%	36.9%	42.2%	39.0%
Total Public Debt (millions)	$10,453	$10,471	$10,438	$10,972	$11,629
Trade Data:
Exports (f.o.b.) Goods(7) (millions)	$8,478	$9,334	$10,323	$11,133	$11,330
Imports (c.i.f.) Goods(7) (millions)	$(10,190)	$(12,524)	$(14,869)	$(13,256)	$(15,946)
Merchandise Trade Balance (millions)	$(1,712)	$(3,190)	$(4,546)	$(2,123)	$(4,615)
Current Account Surplus (Deficit) (millions)	$(527)	$(1,407)	$(2,677)	$(43)	$(2,953)
Overall Balance of Payments Surplus (Deficit)(8) (millions)	$172	$622	$585	$616	$348
Total Official Reserves (at December 31) (millions)	$1,328	$1,927	$2,417	$2,753	$2,245

(R)	Revised figures.
(P)	Preliminary figures.
(1)	All monetary amounts in millions of U.S. dollars at nominal prices, unless otherwise noted.
(2)	2009 GDP figures are preliminary, 2010 GDP figures are estimated.
(3)	Constant GDP figures are based on 1996 constant dollars.
(4)	Including real estate, public administration, commerce, restaurants and hotels, financial services, the Colón Free Trade Zone (or the “CFZ”), The Panama Canal, transportation and communications, public utilities and other services.
(5)	Including mining, manufacturing, agriculture and construction.
(6)	Excluding interest on external debt.
(7)	Including the CFZ.
(8)	Figures have been calculated pursuant to the Version V of the Balance of Payments Manual prepared by the IMF.

Sources: Directorate of Analysis and Economic Policies, Office of the Comptroller General, Banco Nacional de Panamá (“BNP”) and Ministry of Economy and Finance.

Summary of the Invitation

This summary highlights information contained elsewhere in this document. It is not complete and may not contain all the information that you should consider before offering Old Bonds in exchange for Reopened Bonds. You should read the entire prospectus supplement, the accompanying prospectus and related letters of transmittal carefully.

The Invitation	Panama is inviting holders of its Old Bonds to submit offers to exchange Old Bonds for newly issued Reopened Bonds and, if Panama determines to pay an additional amount of cash, a U.S. dollar amount of cash as so determined. The Reopened Bonds, if and when issued, will be a further issuance of, will be consolidated to form a single series with, and will be fully fungible with, Panama’s outstanding 6.700% U.S. Dollar-Denominated Amortizing Global Bonds due 2036.

Purpose	The Invitation is part of a broader program of Panama to manage its external liabilities. Panama is conducting a Concurrent Cash Invitation for holders to submit offers to sell Old Bonds for cash but reserves the right to cancel the Concurrent Cash Invitation at any time. The Invitation and Concurrent Cash Invitation are conditioned upon the settlement of an issue of local Panamanian bonds or another financing, in either case, satisfactory to Panama, which we refer to as the “Financing Condition” and which Panama may in its sole discretion waive. The Invitation is not conditioned on the results of the Concurrent Cash Invitation, and the Concurrent Cash Invitation is not conditioned on the results of the Invitation. Any individual Old Bond may be offered for exchange in the Invitation or offered for sale in the Concurrent Cash Invitation, but may not be offered in both invitations. Panama currently expects it will be willing to accept a larger principal amount of Old Bonds for exchange through this Invitation than for sale through the Concurrent Cash Invitation.

Consideration to Be Received Pursuant to the Exchange Invitation	If you offer to exchange Old Bonds pursuant to the Invitation, Panama accepts your offer and the Financing Condition is satisfied or waived, you will receive for each U.S.$1,000 principal amount of Old Bonds you exchange in the Invitation:

• a principal amount of Reopened Bonds equal to the Exchange Ratio; and

• if Panama determines to pay an additional amount of cash, a U.S. dollar amount of cash as so determined, which we refer to as the “Clearing Cash Premium”.

The “Exchange Ratio” will be equal to:

• U.S.$1,000, multiplied by,

• the Old Bond Exchange Value, divided by

• the Reopened Bond Exchange Value.

The Exchange Ratio will be rounded to the nearest cent, with U.S.$0.005 to be taken as one cent.

The aggregate principal amount of Reopened Bonds that will be issued to you will be rounded down to the nearest U.S.$1,000 and you will receive a cash payment in respect of the principal amount not issued as a result of that rounding. The cash payment for rounding will be an amount equal to the principal amount not issued multiplied by the Reopened Bond Exchange Value divided by U.S.$1,000.

You will not receive a payment in respect of any accrued and unpaid interest on your Old Bonds accepted for exchange. You will also not be required to pay an amount equal to the interest accrued since the last interest payment date of the Reopened Bonds issued to you. These amounts have been incorporated into and form part of the calculation of the Exchange Ratio, which will affect the principal amount of Reopened Bonds issued to you.

Determination of Old Bond Exchange Value	The “Old Bond Exchange Value” will be the sum of:

1.       a price per U.S.$1,000 principal amount (rounded to the nearest cent, with U.S.$0.005 to be taken as one cent) intended to result in a yield to maturity on the Expected Settlement Date (as defined below) equal to the sum of:

• the Old Bond UST Benchmark Rate, plus

• the Old Bond Benchmark Spread,

plus

2.       the amount of interest accrued on each U.S.$1,000 principal amount of Old Bonds during the period from and including the most recent interest payment date for the Old Bonds to but excluding the Expected Settlement Date.

The Old Bond Exchange Value will be rounded to the nearest cent, with U.S.$0.005 to be taken as one cent.

The price component of the Old Bond Exchange Value will be calculated in accordance with the methodology specified in Annex A.

Determination of Reopened Bond Exchange Value	The “Reopened Bond Exchange Value” will be the sum of:

1.       a price per U.S.$1,000 principal amount (rounded to the nearest cent, with U.S.$0.005 to be taken as one cent) intended to result in a yield to maturity on the Expected Settlement Date equal to the sum of:

• the Reopened Bond UST Benchmark Rate, plus

• the Reopened Bond Benchmark Spread,
plus

2.       the amount of interest accrued on each U.S.$1,000 principal amount of Reopened Bonds during the period from and including the most recent interest payment date for the Reopened Bonds to but excluding the Expected Settlement Date.

The Reopened Bond Exchange Value will be rounded to the nearest cent, with U.S.$0.005 to be taken as one cent.

The price component of the Reopened Bond Exchange Value will be calculated in accordance with the methodology specified in Annex A.

Determination of UST Benchmark Rates	The “Old Bond UST Benchmark Rate” will be the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Bloomberg page PX5 as of approximately 8:30 A.M., New York City time, on the Expiration Date, for the U.S. Treasury 0.250% Note due January 15, 2015.

The “Reopened Bond UST Benchmark Rate” will be the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Bloomberg page PX8 as of approximately 8:30 A.M., New York City time, on the Expiration Date, for the U.S. Treasury 3.125% Bond due November 15, 2041

We collectively refer to the Old Bond UST Benchmark Rate and the Reopened Bond UST Benchmark rate as the “UST Benchmark Rates”. We will round each UST Benchmark Rate to the nearest 0.001%, with 0.0005% to be taken as 0.001%.

Benchmark Spreads	The “Old Bond Benchmark Spread” will be 1.352%. The “Reopened Bond Benchmark Spread” will be 1.813%. We collectively refer to the Old Bond Benchmark Spread and the Reopened Bond Benchmark Spread as the “Benchmark Spreads”.

Announcement of the Exchange Ratio	At or around 8:30 A.M., New York City time, on the Expiration Date, Panama will determine and announce the UST Benchmark Rates, the Old Bond Exchange Value, the Reopened Bond Exchange Value and the Exchange Ratio.

Minimum Clearing Cash Premium	The Minimum Clearing Cash Premium for each U.S.$1,000 principal amount of Old Bonds accepted for exchange in the Invitation will be zero.

Determination and Announcement of Clearing Cash Premium	The “Clearing Cash Premium” for each U.S.$1,000 principal amount of Old Bonds accepted for exchange in the Invitation will be an amount determined by Panama in its sole discretion pursuant to a modified Dutch auction. Panama will determine and announce the Clearing Cash Premium at or around 3:00 P.M., New York City time, on the business day after the Expiration Date (the “Preliminary Announcement Date”), or as soon as possible thereafter. The Clearing Cash Premium will not be less than the Minimum Clearing Cash Premium of zero.

Determination and Announcement of Exchange Amount	Panama, in its sole discretion, will determine and announce the aggregate principal amount of Old Bonds it will accept for exchange in the Invitation, subject to the satisfaction or waiver of the Financing Condition, at or around 3:00 P.M., New York City time, on the Preliminary Announcement Date (or as soon as possible thereafter). We call the aggregate principal amount of Old Bonds that Panama accepts for exchange in the Invitation the “Exchange Amount”. Panama reserves the right in its sole discretion not to accept any exchange offers.

Competitive and Noncompetitive Offers	You may submit:

•      one or more competitive offers setting forth the cash payment you would be willing to accept as the Clearing Cash Premium; we call this amount your “Offer Premium”; each Offer Premium must be expressed in increments of U.S.$2.50 per U.S.$1,000 principal amount; or

•      one or more noncompetitive offers. You understand that by submitting a non-competitive offer, if your offer is accepted, you have agreed to accept the Clearing Cash Premium established by Panama, which could be zero. If you submit an offer with an Offer Premium equal to the Minimum Clearing Cash Premium of zero, your offer will be deemed to be a noncompetive offer.

Acceptance and Proration	The Invitation will be conducted pursuant to a modified Dutch auction process. Panama may in its discretion reject all offers. Once Panama determines the Clearing Cash Premium and the Exchange Amount, it will accept for exchange all properly submitted: (1) noncompetitive offers; and (2) competitive offers specifying an Offer Premium at or below the Clearing Cash Premium, subject in each case to proration as described under “Terms of the Invitation—Acceptance of Offers; Proration” and subject in all cases to the satisfaction or waiver of the Financing Condition. Noncompetitive offers will not be subject to proration unless Panama accepts, in its sole discretion, less than the total principal amount of noncompetitive offers submitted; in such a case, no competitive offers will be accepted.

You will be entitled to receive the benefit of the Clearing Cash Premium if your offer is accepted by Panama. You will receive this benefit even if you submitted a competitive offer specifying a lower Offer Premium or submitted a noncompetitive offer.

Preliminary Announcement Date; Expected Settlement Date	At or around 3:00 P.M., New York City time, on the Preliminary Announcement Date (or as soon as possible thereafter) Panama will determine, in its sole discretion, and announce the Clearing Cash Premium, the Exchange Amount, information with respect to any proration of offers and the date it then expects to be the settlement date for the Invitation (the “Expected Settlement Date”), which in all cases will be subject to the satisfaction or waiver of the Financing Condition. Panama reserves the right in its sole discretion not to accept any exchange offers.

The consideration you receive pursuant to the Invitation will be determined by reference to the Expected Settlement Date. Panama expects the settlement date for the Invitation (the “Settlement Date”) to be the Expected Settlement Date. However, if the actual Settlement Date turns out to be later than the Expected Settlement Date, Panama will not adjust the principal amount of Reopened Bonds or cash (if any) you will receive pursuant to the Invitation.

Income Tax Consequences	Please see the section entitled “Taxation” for important information regarding the possible tax consequences to holders who exchange Old Bonds for Reopened Bonds.

Submitting Offers	If you are a holder and you wish to participate, you or the custodial entity through which you hold your Old Bonds must submit an offer, at or prior to 5:00 P.M., New York City time, on the Expiration Date. Offers may be submitted only by direct participants in DTC, Euroclear or Clearstream, Luxembourg.

If you are a beneficial owner and the custodial entity through which you hold your Old Bonds uses DTC, Euroclear or Clearstream, Luxembourg as a clearing system, then you must follow instructions and deadlines as specified by DTC, Euroclear or Clearstream, Luxembourg, as applicable.

Withdrawal	The right to withdraw an offer will expire upon expiration of the Invitation.

Extension or Termination of the Invitation	Panama reserves the right, in its sole discretion, to extend or terminate the Invitation. Any such extension or termination will be announced by Panama by press release issued to PRNewswire (or other appropriate international news service), which we refer to as the “News Service”, by 9:00 A.M., New York City time, on the business day following such termination or extension. The duration of any such extension shall be within Panama’s sole discretion. If Panama extends the Invitation, it will at the time of extension announce the date it then expects to be the Settlement Date.

Term of the Invitation; Amendments	The Invitation will expire at 5:00 P.M., New York City time, on the Expiration Date, unless Panama in its sole discretion extends it or terminates it earlier.

Panama reserves the right, in its sole discretion, to amend the Invitation. Any such amendment will be announced by Panama by press release issued to the News Service by 9:00 A.M., New York City time, on the business day following such amendment.

Jurisdictions	Panama is making the Invitation only in those jurisdictions where it is legal. See “Certain Legal Restrictions”, “Holders’ Representations, Warranties and Undertakings”, “Plan of Distribution” and “Jurisdictional Restrictions”.

Securities Offered - The Reopened Bonds

Issuer	Republic of Panama.

Securities Offered	6.700% U.S. Dollar-Denominated Amortizing Global Bonds due 2036. The Reopened Bonds will be a further issuance of, and will be consolidated to form a single series with, Panama’s existing 6.700% U.S. Dollar-Denominated Amortizing Global Bonds due 2036 (the “bonds”) issued on January 26, 2006 and April 2, 2007, of which U.S.$1,785,297,000 aggregate principal amount is outstanding on the date of this prospectus supplement. The Reopened Bonds will be fully fungible with the previously issued bonds.

Maturity date	January 26, 2036. Panama will pay the principal of the bonds in three equal annual installments on January 26 of each year, commencing on January 26, 2034.

Issue date	The Reopened Bonds will be issued on the Settlement Date, unless the Invitation is terminated in accordance with the terms of the Invitation.

Interest rate	6.700% per annum, computed on the basis of a 360-day year, consisting of twelve 30-day months.

Interest Payment Dates	Semi-annually on January 26 and July 26 of each year. The first interest payment date for the Reopened Bonds will be July 26, 2012, and such payment will include interest from and including January 26, 2012.

Collective Action Clauses	The outstanding bonds are, and the Reopened Bonds will be, designated Collective Action Securities and, as such, contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to Panama’s outstanding Public External Indebtedness issued prior to January 28, 2004. These provisions are commonly referred to as “collective action clauses”. Under these provisions, Panama may amend certain key terms of the global bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds. See “Description of the Reopened Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Redemption or Sinking Fund	The outstanding bonds are not, and the Reopened Bonds will not be, redeemable prior to maturity, except for the regularly scheduled amortization of principal for the bonds. The outstanding bonds do not, and the Reopened Bonds will not, benefit from any sinking fund.

Status	The outstanding bonds constitute, and the Reopened Bonds will constitute, direct, unconditional and general obligations of Panama, and the outstanding bonds rank, and the Reopened Bonds will rank, equally in right of payment with all other indebtedness issued in accordance with the fiscal agency agreement and with all other unsecured and unsubordinated Indebtedness of Panama. Panama has pledged its full faith and credit for the due and punctual payment of principal of and interest on the bonds and all other amounts due and payable under the bonds. See “Description of the Reopened Bonds—General Terms of the Reopened Bonds” in this prospectus supplement and “Debt Securities—Status of the Debt Securities” in the accompanying prospectus.

Denominations	The bonds are issuable in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof.

Additional Amounts	Panama will make payments of principal and interest in respect of the bonds without withholding or deduction for or on account of any present or future Panamanian taxes, duties, assessments or governmental charges of whatever nature except as described in “Debt Securities—Tax Withholding; Payment of Additional Amounts” in the accompanying prospectus.

Further Issues	From time to time, without the consent of holders of the bonds, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the bonds have as of the date of issuance of such additional debt securities. See “Description of the Reopened Bonds—Further Issues of the Bonds” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Form	The bonds are and will be represented by one or more book-entry securities in fully registered form, without coupons, and are and will be registered in the name of, and deposited with a custodian for, The Depository Trust Company (“DTC”). Beneficial interests in the bonds are and will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the bonds will be issued in definitive form. See “Description of the Reopened Bonds—Definitive Bonds” in this prospectus supplement.

Fiscal Agent	The bonds will be issued pursuant to a fiscal agency agreement, dated as of September 26, 1997, as amended as of September 4, 2003, between Panama and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, paying agent, transfer agent and registrar.

Taxation	For a discussion of the Panama and United States tax consequences associated with the bonds, see “Taxation—Panama Taxation” and “—United States Federal Income Taxation” in this prospectus supplement and “Debt Securities—Tax Withholding; Payment of Additional Amounts” in the prospectus. Investors should consult their own tax advisors in determining the non-U.S., U.S. federal, state, local and any other tax consequences to them of the purchase by exchange for Old Bonds and any Clearing Cash Premium, ownership and disposition of the bonds.

Payment of Principal and Interest	Principal of and interest on the bonds and any other amounts due with respect to the bonds will be payable in U.S. dollars or other legal tender of the United States of America. As long as the bonds are in the form of book-entry securities, payment of principal and interest to investors will be made through the facilities of DTC.

Negative Pledge	The bonds will contain certain covenants, including restrictions on the incurrence of certain Liens. See “Debt Securities—Negative Pledge” in the accompanying prospectus.

Events of Default	The bonds will contain events of default the occurrence of which may result in the acceleration of Panama’s obligations under the bonds prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding bonds. See “Description of the Reopened Bonds—Default; Acceleration of Maturity” in this prospectus supplement.

Governing Law	The bonds are and will be governed by the laws of the State of New York except with respect to their authorization and execution, which are governed by the laws of the Republic of Panama.

Listing	Application will be made to list the Reopened Bonds on the Luxembourg Stock Exchange and have the Reopened Bonds trade in the Euro MTF market. The outstanding bonds are listed on the Official List of the Luxembourg Stock Exchange and trade in the Euro MTF market.

Trading	The Reopened Bonds will begin trading on a when-and-if-issued basis following the satisfaction or waiver of the Financing Condition and the announcement of the final results of the Invitation.

Security Identifiers	CUSIP: 698299AW4 ISIN: US698299AW45 Common Code: 024213927

Summary Time Schedule for the Invitation

The following summarizes the anticipated time schedule for the Invitation, assuming, among other things, that the Expiration Date is not extended. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this document. All references are to New York City time.

Date	Action

January 17, 2012	Announcement of the terms of the Invitation.

January 17, 2012 through January 24, 2012 at 5:00 P.M.	The Invitation is open during this period. Holders of Old Bonds may submit competitive or noncompetitive offers as described in this document.

At or around 8:30 A.M., January 24, 2012	Panama determines and announces the UST Benchmark Rates, the Old Bond Exchange Value, the Reopened Bond Exchange Value and the Exchange Ratio.

5:00 P.M., January 24, 2012	The Invitation expires, unless Panama extends it or terminates it earlier in its sole discretion. You may no longer submit offers. We refer to this date as the “Expiration Date”. Withdrawal rights expire at 5:00 P.M. on the Expiration Date.

At or around 3:00 P.M., January 25, 2012	If Panama determines to accept any exchange offers, Panama determines, in its sole discretion, and announces the Clearing Cash Premium (if any), the Exchange Amount, information with respect to any proration of offers and the Expected Settlement Date, which in all cases will be subject to the satisfaction or waiver of the Financing Condition. We refer to this date as the “Preliminary Announcement Date”.

January 30, 2012	Panama expects to settle a new issue of local Panamanian bonds (or other financing). Panama issues a press release confirming the Financing Condition has been met or if it has not been met, announcing whether it will waive the Financing Condition with respect to the Invitation. We refer to this date as the “Final Announcement Date”.

February 1, 2012	Settlement of the Invitation. We refer to the date on which the Invitation settles as the “Settlement Date”.

RISK FACTORS

This section describes certain risks associated with the Invitation. You should consult your financial and legal advisors about the risk of participating in the Inviation. Panama disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Invitation

If the invitation is completed, the trading market for the remaining Old Bonds may become illiquid, which may adversely affect the market value of the Old Bonds.

Old Bonds not exchanged or purchased pursuant to the Invitation or Concurrent Cash Invitation will remain outstanding. The exchange or purchase of Old Bonds pursuant to the Invitation and Concurrent Cash Invitation and the cancellation of such Old Bonds will reduce the aggregate principal amount of Old Bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of any Old Bonds not exchanged or purchased. See “Terms of the Invitation—Market for the Old Bonds and Reopened Bonds”.

If a holder’s exchange offer is accepted, such holder is likely to receive a smaller aggregate principal amount of Reopened Bonds than the aggregate principal amount of Old Bonds accepted for exchange.

In accordance with the prevailing market prices of the Old Bonds and the Reopened Bonds, as illustrated in the hypothetical example in Annex B, a holder whose tendered Old Bonds are accepted by Panama for exchange is expected to receive a smaller aggregate principal amount of Reopened Bonds in exchange for such Old Bonds.

Risk Factors Relating to the Reopened Bonds

The price at which the Reopened Bonds will trade in the secondary market is uncertain.

Application will be made to have the Reopened Bonds listed on the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. However, no assurance can be given as to the liquidity of the trading market for the Reopened Bonds and the price at which the Reopened Bonds may trade in the secondary market from time to time. In addition, Government related entities in Panama may, from time to time, purchase a portion of the Reopened Bonds, further reducing the amount of Reopened Bonds outstanding and reducing the liquidity of the secondary markets for the Reopened Bonds.

The Reopened Bonds will contain provisions that permit Panama to amend the payment terms without the consent of all holders.

The Reopened Bonds will contain provisions regarding acceleration and voting on future amendments, modifications and waivers, which are commonly referred to as “collective action clauses”. Under these provisions, certain key terms of the Reopened Bonds may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding Reopened Bonds. See “Description of the Global Bonds—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Risk Factors Relating to Panama

Panama is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Panama is a foreign sovereign state. As a result, it may be difficult or impossible for investors to obtain or enforce judgments against Panama, whether in an investor’s own jurisdiction or elsewhere. See “Jurisdiction and Enforcement” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Panama.

Investing in an emerging market country such as Panama carries economic risks. These risks include many different factors that may affect Panama’s economic results, including the following:

•	interest rates in the United States and financial markets outside Panama;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	general economic and business conditions in Panama and the global economy;

•	the ability of the Panama Canal to remain a competitive route for inter-oceanic transportation;

•	the ability of Panama to effect key economic reforms; and

•	the impact of hostilities or political unrest in other countries that may affect international trade, commodity prices and the global economy.

Any of these factors, as well as volatility in the markets for securities similar to the Reopened Bonds, may adversely affect the price or liquidity of, and trading markets for, the Reopened Bonds. See “Forward-looking Statements” in this prospectus supplement.

Panama’s U.S. dollar monetary arrangements impose constraints on fiscal and monetary policies and on its ability to finance deficits.

Public finance in Panama is heavily influenced by the U.S. dollar-based monetary arrangements in place since 1904. Panama has used the U.S. dollar as its legal tender since shortly after gaining its independence. The national currency, the Balboa, is used primarily as a unit of account linked to the U.S. dollar at a ratio of one dollar per one Balboa. The Government does not print paper currency, although a limited amount of coinage is minted. Although the absence of a printed national currency and the general absence of domestic budgetary financing through the banking system (other than from 1987 to 1989) reduce the risk of runaway inflation, they do impose constraints on fiscal and monetary policy, particularly for responding to external shocks, that are not present in countries that can finance their deficits by printing local currency. Panama’s non-financial public sector balance for 2007 registered a surplus of approximately $683.0 million (or 3.5% of nominal GDP). Panama’s non-financial public sector balance for 2008 registered a surplus of approximately $97.8 million (or 0.4% of nominal GDP). Panama’s non-financial public sector balance for 2009 registered a deficit of approximately $252.6 million (or 1.0% of estimated nominal GDP). In 2010, Panama’s non-financial public sector balance registered a deficit of $511.7 million (or 1.9% of estimated nominal GDP), an increase from the deficit of $252.6 million (or 1.0% of estimated nominal GDP) in 2009. As of September 30, 2011, Panama’s non-financial public sector balance registered a deficit of $1.1 billion (or 3.6% of estimated nominal GDP). See “Recent Developments—The Economy” in this prospectus supplement. Future deficits could result in an increase in Panama’s debt, which could in turn have an adverse effect on Panama’s ability to service its debt.

An adverse change in Panama’s debt-to-GDP ratio could increase the burden of servicing Panama’s debt.

Panama’s ratio of total public sector debt to GDP was 52.9% in 2007. In 2008, Panama’s ratio of total public sector debt to GDP was 45.4%. In 2009, the ratio of total public sector debt to GDP was 45.6%, and in 2010, the ratio of total public sector debt to GDP was estimated to be 43.7%. Any significant increase in Panama’s public sector debt-to-GDP ratio could have an adverse effect on Panama’s ability to service its debt. See “Recent Developments—The Economy” in this prospectus supplement.

Panama’s economy remains vulnerable to external shocks, including the global economic crisis that began in 2008 and those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Panama’s economic growth and its ability to service its public debt.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Panama’s major trading partners could adversely affect Panama’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Panama could be adversely affected by negative economic or financial developments in other emerging market countries.

Economic growth slowed for fiscal year 2009, with real GDP growth (based on preliminary figures) of 3.2% for 2009 as compared to real GDP growth of 10.1% for 2008, due in part to the impact of the global economic crisis on the Panama economy. The United States, Panama’s main trading partner and the main source of customers of the Panama Canal, experienced a marked deceleration of economic activity during this time. In 2010, Panama’s economy measured by estimated real GDP grew 7.5% to U.S.$26.8 billion. Preliminary figures for the first nine months of 2011 show estimated real GDP growth of 10.4%.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Panama. In addition, there can be no assurance that these events will not adversely affect Panama’s economy, its ability to raise funding in the external debt markets in the future or its ability to service its public debt.

INCORPORATION BY REFERENCE

The SEC allows Panama to incorporate by reference some information that Panama files with the SEC. Panama can disclose important information to you by referring you to those documents. Panama’s Commission filings are available to the public from the SEC’s website at http://www.sec.gov. Exhibit D to Panama’s annual report on Form 18-K for the year ended December 31, 2010, filed with the SEC on October 3, 2011, as amended by Amendment No. 1 thereto, filed on Form 18-K/A with the SEC on November 18, 2011, as such report on Form 18-K may be further amended from time to time, is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus. You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the cross reference table but included in the documents incorporated by reference is given for information purposes only:

EC No. 809/2004, as amended by EC No. 1289/2008 Item	Annual Report on Form 18-K for 2010

Issuer’s position within the governmental framework	“The Republic of Panama —Form of Government and Political Parties” on pages D-11 to D-12 of Exhibit D

Geographic location and legal form of the issuer	“The Republic of Panama” on pages D-10 to D-13 of Exhibit D

Recent events relevant to the issuer’s solvency	“The Panama Economy—Reforms and Development Programs” and “—Economic Performance—2006 Through 2010” on pages D-19 to D-26 of Exhibit D

Structure of the issuer’s economy	“Structure of the Panama Economy” on pages D-27 to D-34, “The Panama Canal” on pages D-35 to D-39, “The Colón Free Zone” on page D-40 and “Financial System” on pages D-52 to D-58 of Exhibit D

Gross domestic product	“The Panama Economy—Gross Domestic Product” on pages D-23 to D-26 of Exhibit D

Panama’s political system and government	“The Republic of Panama —Form of Government and Political Parties” on pages D-11 to D-12 of Exhibit D

Tax and budgetary systems of the issuer	“Public Finance—Central Government Budget” and “—Taxation” on pages D-46 to D-47 and D-47 to D-48 of Exhibit D

Gross public debt of the issuer	“Public Sector Debt” on pages D-66 to D-74 of Exhibit D

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-59 to D-65 of Exhibit D

Foreign exchange reserves	“Public Finance—International Reserves” on pages D-50 to D-51 of Exhibit D

Financial position and resources	“Public Finance” on pages D-46 to D-51 of Exhibit D

Income and expenditure figures and 2010 Budget and 2011 Budget	“Public Finance—Central Government Budget” on pages D-46 to D-47 of Exhibit D

RECENT DEVELOPMENTS

The information included in this section supplements the information about Panama contained in Panama’s annual report for the year ended December 31, 2010 on Form 18-K filed with the SEC on October 3, 2011, as amended by Amendment No. 1 thereto, filed on Form 18-K/A with the SEC on November 18, 2011. To the extent the information in this section is inconsistent with the information contained in such annual report, as amended, the information in this section replaces such information. No significant changes to the information provided in Panama’s annual report and its amendment for the year ended December 31, 2010 have occurred. Initially capitalized terms used in this section have the respective meaning assigned to those terms in such annual report.

Recent Government Actions

On August 30, 2011, President Ricardo Martinelli dismissed Vice President Juan Carlos Varela as Minister of Foreign Affairs, prompting members of Mr. Varela’s party to resign from senior governmental positions and resulting in the termination of the coalition between the President’s party (Cambio Democrático (CD)) and that of the Vice President (Partido Panameñista (PPA)). In an address to the nation on September 1, 2011, President Martinelli explained his decision, stating that the Minister of Foreign Affairs should be a full-time position, and that Mr. Varela had neglected the duties of his office as a Presidential candidate for the 2014 elections. Mr. Varela, who will remain in his elected position as Vice President of the country, is also the President of PPA. The officials from his party who resigned include, most notably, Alberto Vallarino, Minister of Economy and Finance, and Carlos Duboy, Minister of Housing. President Martinelli and the remainder of his Cabinet belong to CD. President Martinelli and his senior economic advisors, including then Vice Minister of Economy Frank De Lima, indicated that the political changes will not alter in any way the course of economic and fiscal policy that has been under way since the beginning of the Martinelli administration in July 2009. Subsequently, on October 6, 2011, Vice Minister De Lima was named Minister of Economy and Finance. Mahesh Khemlani moved from his position as Public Credit Director of the Ministry of Economy and Finance to the position of Vice Minister of Finance on September 1, 2011, replacing former Vice Minister Dulcidio de la Guardia, whose previously planned return to the private sector was unrelated to the political developments mentioned above. On October 10, 2011, following the appointment of Mr. De Lima as Minister of Economy and Finance, Omar Castillo was named Vice Minister of Economy.

During the first quarter of 2011 the Government created an autonomous public entity, referred to as the Empresa Nacional de Autopistas (“ENA”), in order to provide the financing for, and to acquire ownership of, the Corredor Sur and Corredor Norte toll highways in Panama. The Republic subsequently decided to separate the acquisition of the Corredor Sur and Corredor Norte toll roads into two stand-alone transactions. On August 1, 2011 Ingenieros Civiles Asociados (“ICA”), the Mexican company that owned and operated the Corredor Sur, and ENA, signed a Share Purchase Agreement for ENA to purchase all of ICA’s shares in ICA Panamá for $420.0 million dollars. On August 12, 2011, ENA acquired the Corredor Sur, and on August 18, 2011, ENA successfully issued and placed $395.0 million dollars in bonds to finance the acquisition of the toll road. The Government contributed $50.0 million to ENA in connection with the purchase. The transaction was finalized on August 24, 2011. The Government intends to conclude the Corredor Norte transaction during the first quarter of 2012.

In March 2010, Law No. 8 of 2010 was ratified, modifying the Panamanian Fiscal Code. This law created the Administrative Tax Tribunal, increased the value-added tax, known as ITBMS, for the first time since it was established in 1976, from 5% to 7% and reduced the corporate income tax rate from 30% to 27.5%, effective as of January 1, 2010, with a further reduction, subject to certain exceptions, to 25%, beginning January 1, 2011. As a result of the modifications to the Fiscal Code, the Republic received approximately $6.8 billion in revenue for 2010, compared to $6.3 billion in 2009, representing an increase of approximately $606.1 million, or 9.7%. The Fiscal Code was again amended on June 30, 2010, pursuant to Law No. 33 of 2010, which added an additional chapter to the Fiscal Code to cover double taxation treaties so that Panamanian taxpayers can invoke a clause in the treaty itself, as well as refer to the new chapter of the Fiscal Code, in order to avoid paying taxes to two countries on the same transaction or activity. On September 27, 2011 Law No. 72 of 2011 was ratified, modifying other tax measures. The new law makes mandatory the issuance of invoices for all sales transactions, and establishes what kind of information must be included in such invoices.

Law No. 72 of 2011 also modifies Law No. 34 of 2008, which established the Social and Fiscal Responsibility Regime, in order to promote sound fiscal policies and management. The Social and Fiscal Responsibility Regime requires any new government to present, during the first six months of its administration, a multi-year social strategy, a five-year financial plan and the macroeconomic criteria to manage public expenditures and to incentivize current savings. By means of adding a definition for “turn key projects” and “deferred payments” Law No. 72 limits the expenditures on these projects, which now cannot exceed 20% of the total investment expenditures of the nonfinancial public sector for any given fiscal year.

The Economy

The National Assembly of the Republic of Panama (the “Assembly”) approved Panama’s 2012 budget on October 11, 2011. The 2012 budget contemplates total expenditures of $14.5 billion, with budget estimates based on an anticipated 10.8% growth in nominal GDP, and an anticipated consolidated non-financial public sector deficit of approximately $647.6 million (or approximately 1.9% of estimated nominal GDP) for 2012.

In the first nine months of 2011, Panama’s gross domestic product (“GDP”) registered an estimated real increase of 10.4% compared to the same period of 2010. The mining sector grew an estimated 19% percent in the first nine months of 2011, compared to the same period of 2010 primarily due to a growth in the demand for basic materials used in construction. Manufacturing activity increased an estimated 2.3% in the first nine months of 2011 compared to the same period of 2010 due in part to the combination of strong growth in sectors such as production of cement, lime and plaster, and the decrease in other sectors such as fish and fish products processing and production of dairy products. In the first nine months of 2011, the construction sector grew by an estimated 23.6% compared to the same period of 2010 due to public and private investment in civil engineering and non-residential projects, including, among others, the expansion of the Panama Canal, the Panama Bay Sanitation Project and the Government’s expansion and rehabilitation of road infrastructure. The transportation and communications sector grew an estimated 10.8% in the first nine months of 2011 compared to the same period of 2010 primarily due to the competitive sector’s activities in telecommunications, port services, and air transportation. The financial intermediation sector grew an estimated 7.0% in the first nine months of 2011 compared to the same period of 2010 primarily due to the performance of the international banking center caused by an increase in internal and external credit. The agriculture sector increased an estimated 3.2% in the first nine months of 2011 compared to the same period of 2010 primarily due to crops such as rice and corn, as well as an increase in cultivated and harvested areas. The fisheries sector decreased an estimated 15.4% in the first nine months of 2011 compared to the same period of 2010 due to a decrease in the capture and export of marine products, which was slightly offset by an increase in shrimp exports. Commerce increased an estimated 21.2% in the first nine months of 2011 compared to the same period of 2010 due in part to higher sales of fuel, agricultural raw materials, food, drinks and tobacco. The hotels and restaurant sector increased an estimated 7.4% in the first nine months of 2011 compared to the same period of 2010 primarily due to an increase in the number of foreign tourists. The real estate sector increased an estimated 6.5% in the first nine months of 2011 compared to the same period of 2010 primarily due to an increase in offers of existing homes and market real estate activities.

Public Debt

As of November 30, 2011, Panama’s public sector external debt totaled approximately $10.8 billion, representing an increase of $336.5 million since December 31, 2010. Panama’s total public sector debt as of November 30, 2011 was approximately $12.9 billion, representing an increase of $1.3 billion since December 31, 2010. As of November 30, 2011, approximately 78.8% of the total public sector external debt was owed to commercial lenders and bondholders, with 17.3% owed to multilateral institutions and 3.6% owed to bilateral lenders. Since November 30, 2011, there has been no additional external debt issued by the Republic.

In an effort to promote the development of Panama’s capital markets, the Government held twelve auctions as part of its Treasury Bill issuances program from January 19, 2010 to December 14, 2010. During that time, Panama issued $387.1 million of zero-coupon Treasury Bills with short-term maturities of one year or less in Panama’s capital markets. As of December 31, 2010, outstanding Treasury Bills amounted to $230.0 million. The Government continued the program of Treasury Bill issuances in 2011 with ten auctions from January 18, 2011 to November 30, 2011. During that time, Panama issued $367.6 million of zero-coupon Treasury Bills with short-term maturities of one year or less in Panama’s capital markets, including a direct placement on October 27, 2011 with the National Bank of Panama for $45 million. The Treasury Notes program had been suspended after the issuance of September 6, 2005; however, the Government reinstated the Treasury Notes issuance program in 2010 pursuant to Cabinet Decree No. 4 dated January 26, 2010 authorizing the issuance of local Treasury Notes in a principal amount up to $600 million. Between February 4, 2010 and December 14, 2010, the Government issued $466.2 million of Treasury Notes in eleven public auctions plus $100.0 million in a direct auction. As of December 31, 2010 outstanding Treasury Notes amounted to $1,133.0 million.

The Republic has improved its debt-to-GDP ratio in the past five years from 61.0% as of December 31, 2006 to a preliminary 43.7% as of December 31, 2010.

International Trade

On June 7, 2011, after signing a tax information exchange agreement with France, Panama moved to the OECD’s list of jurisdictions considered to have substantially implemented the OECD’s tax reporting standards. The Panamanian Assembly, through Law 78 of 2011, published on October 19, 2011, ratified the Treaty between the government of the Republic of Panama and the government of the Republic of France to avoid double taxation and prevent tax evasion regarding income tax and its protocol.

The Panama Canal

During the Panama Canal Authority’s fiscal year ended September 30, 2011, cargo that passed through the Canal increased 7.1% to 321.2 million Panama Canal Universal Measurement System (PC/UMS) tons from the 299.8 million PC/UMS tons that passed through the Canal during its fiscal year ended September 30, 2010. This figure sets a historic high, exceeding the previous record of 312.9 million PC/UMS tons achieved during its fiscal year ended September 30, 2007. For the fiscal year ended September 30, 2011 toll revenue totaled approximately $1.7 billion, representing an increase of 16.7% as compared to the fiscal year ended September 30, 2010, mainly due to a toll rate increase and the increase in the number of ships in transit.

TERMS OF THE INVITATION

Purpose of the Invitation

Panama is inviting holders of Old Bonds to submit, on the terms and subject to the conditions of this document and the prospectus, offers to exchange Old Bonds for Reopened Bonds and, if Panama determines to pay an additional amount of cash, a U.S. dollar amount of cash as so determined. Panama is conducting a Concurrent Cash Invitation for holders to submit offers to sell Old Bonds for cash, but reserves the right to cancel the Concurrent Cash Invitation at any time. The Invitation and the Concurrent Cash Invitation are conditioned upon settlement of an issue of local Panamanian bonds or another financing, in each case, satisfactory to Panama, which we refer to as the “Financing Condition”. Panama may waive the Financing Condition in its sole discretion at or prior to the Final Announcement Date. The Invitation is not conditioned on the results of the Concurrent Cash Invitation, and the Concurrent Cash Invitation is not conditioned on the results of the Invitation. Any individual Old Bond may be offered for exchange in the Invitation or offered for sale in the Concurrent Cash Invitation, but may not be offered in both invitations. Panama currently expects it will be willing to accept a larger principal amount of Old Bonds for exchange through this Invitation than for sale through the Concurrent Cash Invitation.

The Invitation and Concurrent Cash Invitation are both part of a broader program of Panama to manage its external liabilities.

Consideration to Be Received Pursuant to Exchange Invitation

If you offer to exchange Old Bonds pursuant to the Invitation, Panama accepts your offer and the Financing Condition is satisfied or waived, you will receive for each U.S.$1,000 principal amount of Old Bonds you exchange in the Invitation:

•	a principal amount of Reopened Bonds equal to the Exchange Ratio; and

•	if Panama determines to pay an additional amount of cash, a cash payment in U.S. dollars as so determined, which we refer to as the “Clearing Cash Premium”.

Calculation of Exchange Ratio, Old Bond Exchange Value and Reopened Bond Exchange Value

The “Exchange Ratio” will be equal to:

•	U.S.$1,000, multiplied by,

•	the Old Bond Exchange Value, divided by

•	the Reopened Bond Exchange Value.

The Exchange Ratio will be rounded to the nearest cent, with U.S.$ 0.005 to be taken as one cent. The aggregate principal amount of Reopened Bonds that will be issued to you will be rounded down to the nearest U.S.$1,000 and you will receive a cash payment in respect of the principal amount not issued as a result of that rounding. The cash payment for rounding will be an amount equal to the principal amount not issued multiplied by the Reopened Bond Exchange Value divided by U.S.$1,000.

You will not receive a payment in respect of any accrued and unpaid interest on your Old Bonds accepted for exchange. You will also not be required to pay an amount equal to the interest accrued since the last interest payment date of the Reopened Bonds issued to you. These amounts have been incorporated into and form part of the calculation of the Exchange Ratio, which will affect the principal amount of Reopened Bonds issued to you.

The “Old Bond Exchange Value” will be the sum of:

1.	a price per U.S.$1,000 principal amount (rounded to the nearest cent, with U.S.$0.005 to be taken as one cent) intended to result in a yield to maturity on the Expected Settlement Date equal to the sum of:

•	the Old Bond UST Benchmark Rate, plus

•	the Old Bond Benchmark Spread,

plus

2.	the amount of interest accrued on each U.S.$1,000 principal amount of Old Bonds during the period from and including the most recent interest payment date for the Old Bonds to but excluding the Expected Settlement Date.

The Old Bond Exchange Value will be rounded to the nearest cent, with U.S.$0.005 to be taken as one cent.

The price component of the Old Bond Exchange Value will be calculated in accordance with the methodology specified in Annex A.

The “Reopened Bond Exchange Value” will be the sum of:

1.	a price per U.S.$1,000 principal amount (rounded to the nearest cent, with U.S.$0.005 to be taken as one cent) intended to result in a yield to maturity on the Expected Settlement Date equal to the sum of:

•	the Reopened Bond UST Benchmark Rate, plus

•	the Reopened Bond Benchmark Spread,

plus

2.	the amount of interest accrued on each U.S.$1,000 principal amount of Reopened Bonds during the period from and including the most recent interest payment date for the Reopened Bonds to but excluding the Expected Settlement Date.

The Reopened Bond Exchange Value will be rounded to the nearest cent, with U.S.$0.005 to be taken as one cent.

The price component of the Reopened Bond Exchange Value will be calculated in accordance with the methodology specified in Annex A.

Determination of the UST Benchmark Rates

The “Old Bond UST Benchmark Rate” will be the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Bloomberg page PX5, as of approximately 8:30 A.M., New York City time, on the Expiration Date, for the U.S. Treasury 0.250% Note due January 15, 2015.

The “Reopened Bond UST Benchmark Rate” will be the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Bloomberg page PX8, as of approximately 8:30 A.M., New York City time, on the Expiration Date, for the U.S. Treasury 3.125% Bond due November 15, 2041.

We collectively refer to the Old Bond UST Benchmark Rate and the Reopened Bond UST Benchmark Rate as the “UST Benchmark Rates”. We will round each UST Benchmark Rate to the nearest 0.001%, with 0.0005% to be taken as 0.001%.

Benchmark Spreads

The “Old Bond Benchmark Spread” will be 1.352% and the “Reopened Bond Benchmark Spread” will be 1.813%. We collectively refer to the Old Bond Benchmark Spread and the Reopened Bond Benchmark Spread as the “Benchmark Spreads”.

Announcement of the UST Benchmark Rates, the Old Bond Exchange Value, the Reopened Bond Exchange Value and the Exchange Ratio

At or around 8:30 A.M., New York City time, on the Expiration Date, Panama will determine and announce by press release to the News Service:

•	The UST Benchmark Rates,

•	the Old Bond Exchange Value,

•	the Reopened Bond Exchange Value, and

•	the Exchange Ratio.

Determination of Clearing Cash Premium; Competitive and Noncompetitive Offers

The “Clearing Cash Premium” for each U.S.$1,000 principal amount of Old Bonds accepted for exchange in the Invitation will be an amount determined by Panama in its sole discretion pursuant to a modified Dutch auction. Panama will determine and announce the Clearing Cash Premium at or around 3:00 P.M., New York City time, on the business day after the Expiration Date (the “Preliminary Announcement Date”), or as soon as possible thereafter. The Clearing Cash Premium will not be less than the Minimum Clearing Cash Premium of zero.

Minimum Clearing Cash Premium

The Minimum Clearing Cash Premium for each U.S.$ 1,000 principal amount of Old Bonds accepted for exchange in the Invitation will be zero.

Competitive Offers

You may submit one or more competitive offers setting forth:

•	the cash payment that you would be willing to accept as the Clearing Cash Premium; we call this amount your “Offer Premium”, and

•	the principal amount of Old Bonds that are the subject of your competitive offer.

You must express each Offer Premium for the Old Bonds that are the subject of your offer in increments of U.S.$2.50 per U.S.$1,000 principal amount.

If Panama accepts your competitive offer, you will be entitled to the benefit of the Clearing Cash Premium, as determined by Panama in its sole discretion, even if you specified a lower Offer Premium in your competitive offer. An Offer Premium equal to the Minimum Clearing Cash Premium of zero will be deemed to be a noncompetive offer.

The principal amount of Old Bonds you may offer for exchange in a competitive offer must be U.S.$2,000 or an integral multiple of U.S.$1,000 in excess thereof.

Noncompetitive Offers

You may submit one or more noncompetitive offers setting forth the principal amount of Old Bonds that are the subject of your noncompetitive offer without designating an Offer Premium or designating an Offer Premium of zero. If Panama accepts your noncompetitive offer, you will be entitled to the benefit of the Clearing Cash Premium, as determined by Panama in its sole discretion.

The principal amount of Old Bonds you may offer for exchange in a noncompetitive offer must be U.S.$2,000 or an integral multiple of U.S.$1,000 in excess thereof.

Determination of Exchange Amount

Panama, in its sole discretion, will determine and announce the aggregate principal amount of Old Bonds it will accept for exchange in the Invitation, subject to the satisfaction or waiver of the Financing Condition, at or around 3:00 P.M., New York City time, on the Preliminary Announcement Date (or as soon as possible thereafter). We call the aggregate principal amount of Old Bonds that Panama accepts for exchange in the Invitation the “Exchange Amount”. Panama reserves the right in its sole discretion not to accept any exchange offers.

Acceptance of Offers; Proration

If Panama determines to accept any exchange offers, it will accept all properly submitted exchange offers in the following order of priority (in each case, subject to the satisfaction or waiver of the Financing Condition):

•	First, noncompetitive offers, and

•	Second, competitive offers that specify an Offer Premium at or below the Clearing Cash Premium.

If Panama decides (based on the Exchange Amount) to accept less than the maximum amount of Old Bonds it could at the Clearing Cash Premium, it will decrease, pro rata (in increments of U.S.$1,000), the principal amount it accepts of competitive offers that specify an Offer Premium equal to the Clearing Cash Premium. Noncompetitive offers will not be subject to proration unless Panama, in its sole discretion, accepts less than the total principal amount of noncompetitive offers submitted; in such a case, no competitive offers will be accepted.

If your offer is accepted by Panama, you will be entitled to the benefit of the Clearing Cash Premium even if you submitted a competitive offer specifying an Offer Premium lower than the Clearing Cash Premium or you submitted a noncompetitive offer.

Once Panama has announced by press release issued to the News Service the satisfaction or waiver of the Financing Condition, accepted offers shall constitute binding obligations of the submitting holders and Panama to consummate the exchange, in the manner described under “Settlement” below, subject to Panama’s right to terminate the Invitation after the Final Announcement Date, as set forth under “Extension or Termination of the Invitation”.

Methodology Generally; No Recommendation

The methodology used to calculate yields to maturity, the Old Bond Exchange Value, the Reopened Bond Exchange Value and the Exchange Ratio and to determine the Clearing Cash Premium represents one of several possible approaches. The formulation of these variables involves choices and judgments that are necessarily subjective. You should independently analyze the value of the Old Bonds and the Reopened Bonds and make an independent assessment of the terms of the Invitation. None of Panama, either Joint Dealer Manager, the fiscal agent or the Information and Exchange Agent has expressed any opinion as to whether the terms of the Invitation are fair or makes any recommendation that you offer to exchange Old Bonds or refrain from offering to do so pursuant to the Invitation, and no one has been authorized by Panama, either of the Joint Dealer Managers, the fiscal agent or the Information and Exchange Agent to make any such recommendation.

Hypothetical Example

Annex A contains the formula used in determining the price component of the Old Bond Exchange Value and the Reopened Bond Exchange Value. Annex B contains a hypothetical Exchange Ratio and other hypothetical information. Actual amounts will differ from these hypothetical figures.

Invitation Procedures

General

If a holder wishes to submit an offer to exchange Old Bonds pursuant to the Invitation, the holder must submit or arrange to have submitted that offer at or prior to 5:00 P.M., New York City time, on the Expiration Date, in the applicable manner described below.

By submitting an offer to exchange Old Bonds pursuant to the Invitation, holders are deemed to make certain acknowledgments, representations, warranties and undertakings to Panama, the Joint Dealer Managers and the Information and Exchange Agent as set forth under “Holders’ Representations, Warranties and Undertakings”.

Offers with Respect to Old Bonds Held in DTC

If holders hold their Old Bonds through DTC, holders must arrange for a direct participant in DTC to submit their exchange offer to DTC through DTC’s Automated Tender Offer Program (“ATOP”) and follow the procedure for book-entry transfer set forth below. DTC has confirmed that the Invitation is eligible for ATOP. Accordingly, a DTC participant must electronically transmit its submission of an exchange offer in accordance with DTC’s ATOP procedures for the Invitation. DTC will then send an Agent’s Message to the Information and Exchange Agent.

The term “Agent’s Message” means a message, transmitted by DTC, received by the Information and Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the Invitation and that Panama may enforce such agreement against such participant.

A holder’s offer must be submitted through DTC’s ATOP system in accordance with the deadlines and procedures established by DTC, and an Agent’s Message with respect to a holder’s exchange offer must be received by the Information and Exchange Agent at or prior to 5:00 P.M., New York City time, on the Expiration Date.

Offers with Respect to Old Bonds Held in Euroclear or Clearstream, Luxembourg

If holders hold their Old Bonds through Euroclear or Clearstream, Luxembourg, holders must arrange for a direct participant in Euroclear or Clearstream, Luxembourg, as the case may be, to deliver their exchange offer, which includes “blocking” instructions (as defined below), to Euroclear or Clearstream, Luxembourg in accordance with the procedures and deadlines specified by Euroclear or Clearstream, Luxembourg at or prior to 5:00 P.M., New York City time, on the Expiration Date. “Blocking” instructions means:

•	irrevocable instructions to block any attempt to transfer a holder’s Old Bonds on or prior to the Settlement Date,

•

irrevocable instructions to debit a holder’s account on or about the Settlement Date in respect of all of a holder’s Old Bonds, or in respect such lesser portion of a holder’s Old Bonds as are accepted for exchange by Panama, upon receipt of an instruction by the Information and Exchange Agent to receive a holder’s Old Bonds for Panama, and

•	an irrevocable authorization to disclose, to the Information and Exchange Agent, the identity of the participant account holder and account information;

subject, in each case, to the automatic withdrawal of the irrevocable instruction in the event that the Invitation is terminated by Panama and subject to a holder’s right to withdraw a holder’s offer to exchange prior to 5:00 P.M., New York City time, on the Expiration Date.

A holder’s exchange offer, which includes holder’s “blocking” instructions, must be delivered and received by Euroclear or Clearstream, Luxembourg in accordance with the procedures established by them and at or prior to the deadlines established by each of those clearing systems. Holders are responsible for informing themselves of these deadlines and for arranging the due and timely delivery of “blocking” instructions to Euroclear or Clearstream, Luxembourg.

Offers with Respect to Old Bonds Held by Custodians

If a holder holds its Old Bonds through a custodian, a holder may not submit an exchange offer directly. Holders should contact that custodian to submit exchange offers on their behalf.

Deadlines

Holders are responsible for arranging for the timely submission of their exchange offer pursuant to one of the procedures above.

None of Panama, the Joint Dealer Managers, the fiscal agent or the Information and Exchange Agent will be responsible for the communication of offers by:

•	holders of Old Bonds to the direct participant in DTC, Euroclear or Clearstream, Luxembourg through which they hold Old Bonds, or

•	holders of Old Bonds or the direct participant to the Information and Exchange Agent, DTC, Euroclear or Clearstream, Luxembourg.

If a holder holds Old Bonds through a broker, dealer, commercial bank or financial institution, the holder should consult with that institution as to whether it will charge any service fees.

Irregularities

All questions regarding the validity, form and eligibility, including time of receipt or revocation, of exchange offers will be determined by Panama in its sole discretion, which determination will be final and binding. Panama reserves the absolute right to reject offers to exchange Old Bonds that are not in proper form, including offers for which Old Bonds have not been blocked, or for which any corresponding agreement by Panama to exchange would, in the opinion of Panama’s counsel, be unlawful. Panama reserves the absolute right to waive any of the conditions of the Invitation or defects in exchange offers. None of Panama, the Joint Dealer Managers, the fiscal agent or the Information and Exchange Agent shall be under any duty to give notice to you, as the offering holder, of any irregularities in the submission of offers, nor shall any of them incur any liability for the failure to give such notice.

Irrevocability; Withdrawal Rights

Each offer to exchange Old Bonds will become irrevocable upon the expiration of the Invitation. However, any such offer may be withdrawn prior to 5:00 P.M., New York City time, on the Expiration Date by withdrawing the offer in accordance with the procedures established by, and within the respective deadlines of, DTC, Euroclear or Clearstream, Luxembourg, as the case may be.

If you have requested that a custodian submit an exchange offer on your behalf and you would like to withdraw your offer, you should contact that custodian and request it to withdraw your offer prior to 5:00 P.M.,

New York City time, on the Expiration Date. You should be aware, however, that the custodian may impose earlier deadlines for withdrawing an offer in accordance with its procedures. If Panama terminates the Invitation without accepting any offer to exchange Old Bonds, all such offers shall automatically be deemed to be withdrawn.

Discretion on the Part of Panama; Determination and Announcement of Clearing Cash Premium, Exchange Amount, Proration and Expected Settlement Date

Panama reserves the right in its sole discretion not to accept any exchange offers. If Panama determines to accept any exchange offers, then at or around 3:00 P.M., New York City time, on the Preliminary Announcement Date (or as soon as possible thereafter), Panama will determine, in its sole discretion, and announce by press release to the News Service the Clearing Cash Premium, the Exchange Amount, information with respect to any proration of offers and the date it then expects to be the Settlement Date (such date, the “Expected Settlement Date”), which in all cases will be subject to the satisfaction or waiver of the Financing Condition. The consideration you receive pursuant to the Invitation will be determined by reference to the Expected Settlement Date, so if the actual Settlement Date turns out to be later than the Expected Settlement Date, Panama will not adjust the principal amount of Reopened Bonds or cash (if any) you will receive pursuant to the Invitation.

You also may obtain the information referred to above by contacting either of the Joint Dealer Managers.

Expiration Date

The Invitation will expire at 5:00 P.M., New York City time, on the January 24, 2012, unless extended or earlier terminated by Panama, in its sole discretion.

Extension, Termination or Amendment of the Invitation

Panama reserves the right, in its sole discretion, to extend, terminate or amend the Invitation. Any such extension, termination or amendment will be announced by Panama by press release issued to the News Service by 9:00 A.M., New York City time, on the business day following such extension, termination or amendment. The duration of any such extension shall be within Panama’s sole discretion.

Panama may terminate the Invitation after the Final Announcement Date if, on the Settlement Date, the Reopened Bonds are trading below 95% of par based upon the Reference U.S. Treasury Yield for the Reopened Bonds as of approximately 9:00 A.M., New York City time, on the Settlement Date. Panama will announce such termination by press release issued to News Service on the Settlement Date.

Participation by the Joint Dealer Managers and Panama

Each of the Joint Dealer Managers may submit competitive or noncompetitive offers to exchange Old Bonds for its own account or on behalf of eligible holders.

Panama may not submit offers directly, nor may any Panamanian governmental agency submit offers of Old Bonds owned by Panama but tendered on Panama’s behalf by such agency. However, Panamanian governmental agencies holding Old Bonds for their own account may submit competitive or noncompetitive offers. “Panamanian governmental agency” means the Fondo Fiduciario para el Desarrollo, Banco Nacional de Panamá or any governmental agency or any institution under the direct or indirect control of Panama or any Panamanian governmental agency acting at the direction of, or on behalf of, Panama. Regulation of financial institutions in Panama by regulatory authorities of Panama does not constitute control for this purpose.

Communication

Information about the Invitation will, to the extent provided in this document, be issued by press release to the News Service.

Settlement

The Settlement Date for the Invitation, if any, is currently expected to be February 1, 2012 unless the Invitation has been extended. If Panama extends the Invitation, it will at the time of extension announce the date it then expects to be the Settlement Date. On the Preliminary Announcement Date, Panama will announce the date it then expects to be the Settlement Date, which we call the “Expected Settlement Date”. The consideration you receive pursuant to the Invitation will be determined by reference to the Expected Settlement Date, so if the actual Settlement Date turns out to be later than the Expected Settlement Date, Panama will not adjust the principal amount of Reopened Bonds or cash (if any) you will receive pursuant to the Invitation.

On the Settlement Date:

•

if Panama has accepted your offer, you must deliver to the Republic good and marketable title to your Old Bonds, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind;

•	in return you will receive:

•	solely by credit to the account in which your exchanged Old Bonds were held, the Reopened Bonds to which you are entitled, and

•	solely by same-day credit to the account in which your exchanged Old Bonds were being held, the cash, if any, to which you are entitled pursuant to the terms of the Invitation.

It is the responsibility of the holder to establish the account from which the Old Bonds will be delivered and to which the Reopened Bonds and any cash payments are to be delivered.

Certain Other Matters

Panama reserves the right following completion or cancellation of the Invitation to issue a new invitation to all holders to submit offers to exchange or sell Old Bonds or purchase new securities, including additional Reopened Bonds, on terms that may be more or less favorable than those contemplated by the Invitation. The issuance of any new invitation will depend on various factors, including interest rates prevailing at the time and the principal amount of Old Bonds retired pursuant to the Invitation.

The Invitation is, and any offer and acceptance by Panama shall be, governed by and interpreted in accordance with the laws of the State of New York, United States of America, except with respect to the authorization of the Invitation and the authorization and execution of the Reopened Bonds, which will be governed by the laws of the Republic of Panama.

Panama’s determination of the UST Benchmark Rates, the Old Bond Exchange Value, the Reopened Bond Exchange Value, the Exchange Ratio, the Clearing Cash Premium and any other calculation or quotation made with respect to the Invitation shall be conclusive and binding on all holders, absent manifest error.

Market for the Old Bonds and Reopened Bonds

Old Bonds acquired by Panama pursuant to the Invitation and the Concurrent Cash Invitation will be cancelled. Accordingly, the exchange of Old Bonds pursuant to the Invitation and the purchase of Old Bonds pursuant to the Concurrent Cash Invitation will reduce the aggregate principal amount of Old Bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining Old Bonds. Old Bonds not exchanged in the Invitation and not purchased in the Concurrent Cash Invitation will remain outstanding.

Although application will be made to list Reopened Bonds on the Official List of the Luxembourg Stock Exchange and to have such Reopened Bonds trade in the Euro MTF market, no assurance can be given as to the liquidity of the trading market for the Reopened Bonds. The price at which the Reopened Bonds will trade in the secondary market is uncertain. The Reopened Bonds will be consolidated and form a single series with, and be fully fungible with, Panama’s outstanding 6.700% U.S. Dollar-Denominated Amortizing Global Bonds due 2036.

DESCRIPTION OF THE OLD BONDS

The following chart sets forth certain summary information with respect to the outstanding Old Bonds:

2015 Bonds

Aggregate principal amount outstanding:	U.S.$1,471,000,000

Interest rate:	7.250% per annum

Interest payment dates:	March 15 and September 15 of each year

Maturity:	March 15, 2015

Securities Codes:

CUSIP:	698299 AU 8

ISIN:	US698299 AU 88

Common Code:	020635525

The Old Bonds constitute direct, general, unsecured and unconditional external indebtedness of Panama. The full faith and credit of Panama is pledged for the due and punctual payment of all obligations of Panama in respect of the Old Bonds.

The Old Bonds are listed on the Official List of the Luxembourg Stock Exchange and trade on the Euro MTF market. Panama intends to continue to list the Old Bonds on the Official List of the Luxembourg Stock Exchange following the consummation of the Invitation and to have such Old Bonds trade on the Euro MTF market.

The foregoing description does not purport to be complete and is qualified in its entirety by the applicable documentation for the Old Bonds, copies of which may be obtained from the fiscal agent and the Information and Exchange Agent.

DESCRIPTION OF THE REOPENED BONDS

Panama will issue the Reopened Bonds under the fiscal agency agreement, dated as of September 26, 1997, as amended as of September 4, 2003, between Panama and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent. Panama has appointed a registrar, paying agent and transfer agent in accordance with the fiscal agency agreement.

The following description is a summary of the material provisions of the Reopened Bonds and the fiscal agency agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the Reopened Bonds. Therefore, Panama urges you to read the fiscal agency agreement and the form of global bonds in making your decision on whether to invest in the Reopened Bonds. Panama has filed a copy of these documents with the SEC, and copies of these documents are available at the office of the fiscal agent in New York City.

The following description of the particular terms of the Reopened Bonds offered hereby supplements and, to the extent inconsistent therewith, replaces information contained in the description of the general terms and provisions of the debt securities set forth in the prospectus. Initially capitalized terms have the respective meanings assigned to these terms in the prospectus.

General Terms of the Reopened Bonds

The Reopened Bonds:

•

will be a further issuance of, and will be consolidated to form a single series with, Panama’s existing 6.700% U.S. Dollar-Denominated Amortizing Global Bonds due 2036 issued on January 26, 2006 and April 2, 2007, of which U.S.$1,785,297,000 aggregate principal amount is outstanding on the date of this prospectus supplement (together with the Reopened Bonds, the “bonds”);

•	will mature at par, including any accrued and unpaid interest and after deducting principal paid with respect to the regularly scheduled amortization, on January 26, 2036;

•	will bear interest at 6.700% per annum, calculated on the basis of a 360-day year, consisting of twelve 30-day months;

•	will pay principal in three equal annual installments on January 26 of each year, commencing on January 26, 2034;

•

will pay interest semi-annually in arrears in equal installments on January 26 and July 26 of each year, to be paid to the person in whose name the bond is registered at the close of business on the preceding January 11 or July 11, as the case may be; the first interest payment date will be July 26, 2012, and such payment will include interest from and including January 26, 2012;

•	will not be redeemable prior to maturity, except for the regularly scheduled amortization of principal, and will not be entitled to the benefit of any sinking fund;

•

upon issuance, will be direct, unconditional and general obligations of Panama and rank equally, without any preference among themselves, with all other indebtedness issued in accordance with the fiscal agency agreement and with all other unsecured and unsubordinated Indebtedness of Panama, and Panama has pledged its full faith and credit for the due and punctual payment and the due and timely payment of all obligations of Panama in respect thereof;

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg;

•

will be issued in fully registered book-entry form, without coupons, registered in the name of DTC or its nominee in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof; and

•	will be available in definitive form only under certain limited circumstances.

The Reopened Bonds will be fully fungible with the previously issued bonds.

The Reopened Bonds will be, and the outstanding bonds are, designated Collective Action Securities and, as such, will and do contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to Panama’s outstanding Public External Indebtedness issued prior to January 28, 2004 and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses”. Under these provisions, Panama may amend certain key terms of the bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding bonds. Additionally, if an event of default has occurred and is continuing, the bonds may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding bonds. Those provisions are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Payments of Principal and Interest

Panama will make payments of principal of and interest on the Reopened Bonds in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the holders of the Reopened Bonds. Panama expects that holders of the Reopened Bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Panama nor the fiscal agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or any failure on the part of DTC to make payments to holders of the Reopened Bonds from the funds it receives.

If any date for an interest or principal payment is a day on which banking institutions in New York City are authorized or obligated by law or executive order to be closed, Panama will make the payment on the next New York City banking day. No interest on the Reopened Bonds will accrue as a result of this delay in payment.

If any money that Panama pays to the fiscal agent or to any paying agent for the payment of principal of or interest on the Reopened Bonds is not claimed prior to the end of two years after the principal or interest was due and paid by Panama, then the fiscal agent or paying agent will repay the money to Panama. If this occurs, Panama will promptly confirm the receipt of this repayment in writing to the fiscal agent. After any such repayment, the fiscal agent or paying agent will not be liable with respect to the payments. However, Panama’s obligations to pay the principal of and interest on the Reopened Bonds as they become due will not be affected by such repayment. The Reopened Bonds will become void unless presented for payment within five years after the maturity date thereof (or such shorter period as may be prescribed by applicable law).

Events of Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the Reopened Bonds:

(a)	a default by Panama in any payment of principal of the bonds which continues for 15 calendar days;

(b)	a default by Panama in any payment of interest on the bonds which continues for 30 calendar days;

(c)	a default by Panama in the performance of any other obligation under the bonds which continues for 60 calendar days after the holder of any bonds has provided to the fiscal agent written notice requiring this default be remedied;

(d)	an acceleration of any aggregate principal amount of public indebtedness of Panama that exceeds U.S.$25,000,000 (or its equivalent in any other currency) by reason of an event of default resulting from Panama’s failure to make any payment of principal, or interest under this public indebtedness when due;

(e)	a failure of Panama to make any payment in respect of public indebtedness of Panama in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (whether at stated maturity, by acceleration or otherwise), which continues for 30 calendar days after the holder of any bonds has provided to the fiscal agent written notice requiring this default be remedied;

(f)	a declaration by Panama of a moratorium with respect to the payment of principal of, or premium or interest on, public external indebtedness of Panama which does not expressly exclude the bonds; or

(g)	a denial or repudiation by Panama of its obligations under the bonds.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding bonds may, by notice to the fiscal agent, declare all the bonds to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding bonds may not, on their own, declare the bonds to be due and payable immediately. Holders of bonds may exercise these rights only by providing a written demand to Panama and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the bonds will be immediately due and payable on the date Panama receives written notice of the declaration, unless Panama has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding bonds may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Fiscal Agent

The fiscal agency agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes. The fiscal agent is entitled to enter into business transactions with Panama or any of its respective affiliates without accounting for any profit resulting from such transactions.

Paying Agents; Transfer Agents; Registrar

Panama has initially appointed The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), acting through its Corporate Trust Office in New York, as paying agent, transfer agent and registrar. Panama may at any time appoint new paying agents, transfer agents and registrars. Panama, however, will at all times maintain:

•	a principal paying agent in New York City, and

•	a registrar in New York City.

In addition, so long as the bonds are listed on the Official List of the Luxembourg Stock Exchange and the rules of such exchange so require, Panama will maintain a paying agent and a transfer agent in Luxembourg. Panama will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent, transfer agent or registrar.

Definitive Bonds

Panama will issue bonds in definitive certificated form in exchange for the book-entry securities only if:

•

DTC is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a “clearing agency” registered under the U.S. Securities Exchange Act of 1934, as amended, and Panama does not appoint a qualified successor within ninety (90) days after DTC notifies Panama or Panama becomes aware that DTC is unwilling, unable or ineligible to act as depositary or is no longer registered to be a “clearing agency”;

•	Panama, at its option, elects to terminate the book-entry system through DTC; or

•	an event of default with respect to the bonds shall have occurred and be continuing.

Payments on any definitive certificated bonds will be made at the Corporate Trust Office of the fiscal agent in New York City and at the specified office of the paying agent in Luxembourg (against surrender of the relevant definitive bond, in the case of payments of principal). You will not be charged a fee for the registration of transfers or exchanges of definitive bonds. You may transfer any definitive certificated bond, according to the procedures in the fiscal agency agreement, by presenting and surrendering it at the office of any transfer agent.

Notices

If the bonds are in definitive certificated form, Panama will publish notices to the holders of the bonds in a leading newspaper having general circulation in London and New York. Panama expects that it will make such publication in the Financial Times and The Wall Street Journal. So long as the Reopened Bonds are listed on the Official List of the Luxembourg Stock Exchange and the rules of that Exchange so require, Panama will publish notices to the holders of the Reopened Bonds on the website of the Luxembourg Stock Exchange (www.bourse.lu) or in a leading newspaper having general circulation in Luxembourg. Panama will consider a notice to be given on the date of its first publication.

In the case of the book-entry securities, notices also will be sent to DTC or its nominee, as the holder thereof, and DTC will communicate such notices to DTC participants in accordance with its standard procedures.

Further Issues of the Bonds

From time to time, without the consent of holders of the bonds, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the bonds have as of the date of issuance of such additional debt securities. Panama may also consolidate the additional debt securities to form a single series with the outstanding bonds.

Amendments and Waivers

Panama, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the bonds with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding bonds that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding bonds.

However, the holders of not less than 75% in aggregate principal amount of the outstanding bonds, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the bonds that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the bonds;

•	reduce the principal amount of the bonds;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the bonds;

•	reduce the interest rate of the bonds;

•	change the currency in which any amount in respect of the bonds is payable or the place or places in which such payment is to be made;

•	permit early redemption of the bonds;

•	reduce the proportion of the principal amount of the bonds that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the bonds; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

•	change Panama’s obligation to pay any additional amounts under the bonds;

•	change the definition of “outstanding” with respect to the bonds;

•	change the governing law provision of the bonds;

•

change Panama’s appointment of an agent for the service of process or Panama’s agreement not to claim, and to waive irrevocably, immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the bonds

•

change the status of the bonds as described under “Description of the Reopened Bonds—General Terms of the Reopened Bonds” in this prospectus supplement and “Debt Securities—Status of the Debt Securities” in the accompanying prospectus;

•

in connection with an offer to acquire all or any portion of the bonds, amend any event of default under the bonds where the consideration consists of any combination of cash or new bonds issued by Panama or any of its subdivisions or instrumentalities.

We refer to the above subjects as “reserved matters”. A change to a reserved matter, including the payment terms of bonds, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding bonds) agrees to the change.

If both Panama and the fiscal agent agree, they may, without the vote or consent of any holder of the bonds, modify, amend or supplement the fiscal agency agreement or the bonds for the purpose of:

•	adding to the covenants of Panama for the benefit of the holders of the bonds;

•	surrendering any right or power conferred upon Panama;

•	securing the bonds pursuant to the requirements of the bonds or otherwise;

•	curing any ambiguity or curing, correcting, or supplementing any defective provision contained in the fiscal agency agreement or in the bonds; or

•

amending the fiscal agency agreement or the bonds in any manner which Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of the bonds in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of the bonds.

For purposes of determining whether the required percentage of holders of bonds is present at a meeting of holders for quorum purposes or has consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment, modification or supplement under the bonds or the fiscal agency agreement, bonds owned, directly or indirectly, by or on behalf of Panama or any political subdivision or instrumentality of Panama will be disregarded and deemed not to be “outstanding”.

Please refer to the section entitled “Meetings and Amendments” in the accompanying prospectus for information on the procedures for convening and conducting meetings of the holders of bonds.

Governing Law

The outstanding bonds and fiscal agency agreement are, and the Reopened Bonds will be, governed by the laws of the State of New York, except with respect to their authorization and execution, which will be governed by the laws of Panama.

Listing

Application will be made to list the Reopened Bonds on the Luxembourg Stock Exchange and to have the Reopened Bonds trade on the Euro MTF market. The outstanding bonds issued on January 26, 2006 and April 2, 2007, are listed on the Official List of the Luxembourg Stock Exchange and trade on the Euro MTF market.

CLEARANCE AND SETTLEMENT

Panama has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, but Panama takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. None of Panama, the fiscal agent, the Joint Dealer Managers or the Information and Exchange Agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Panama, the fiscal agent, the Joint Dealer Managers or the Information and Exchange Agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Arrangements have been made with each of DTC, Euroclear and Clearstream, Luxembourg to facilitate the Invitation and the issuance of the Reopened Bonds. Transfers of Reopened Bonds within DTC, Euroclear and Clearstream, Luxembourg will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold the Reopened Bonds through DTC and investors who hold or will hold the Reopened Bonds through Euroclear or Clearstream, Luxembourg will be effected in DTC through the respective depositaries of Euroclear and Clearstream, Luxembourg.

Initial Settlement

Reopened Bonds

Upon the issuance of the Reopened Bonds, DTC or its custodian will credit on its internal system the respective principal amounts of the individual beneficial interests represented by each New Bond to the accounts of persons who have accounts with DTC (“DTC Participants”). Such accounts initially will be designated by the Information and Exchange Agent, and will be the same as the accounts in which the Old Bonds Panama expects to accept for exchange were held. Ownership of beneficial interests in the Reopened Bonds will be limited to persons who have accounts with DTC Participants, including the respective depositaries for Euroclear and Clearstream, Luxembourg or indirect DTC Participants. Ownership of beneficial interests in the Reopened Bonds will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of DTC Participants, and the records of DTC Participants, with respect to interests of indirect DTC Participants.

Euroclear and Clearstream, Luxembourg will hold omnibus positions on behalf of their participants through customers’ securities accounts for Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

Secondary Market Trading in Relation to Reopened Bonds It is expected that the Reopened Bonds issued pursuant to the Invitation will be fungible with the currently outstanding bonds for purposes of secondary market trading. Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the following procedures in order to facilitate transfers of interests in the Reopened Bonds among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Panama nor the fiscal agent, any paying agent or the registrar will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

DTC Participants will transfer interests in the securities among themselves in the ordinary way according to DTC rules governing global security issues. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global security or securities to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global security or securities to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the securities among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the securities are to be transferred from the account of a DTC Participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the closing date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the securities and make payment for them. On the closing date, the depositary will make payment to the DTC Participant’s account and the securities will be credited to the depositary’s account. After settlement has been completed, DTC will credit the securities to Euroclear or Clearstream, Luxembourg. Euroclear or Clearstream, Luxembourg will credit the securities, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the closing date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual closing date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities by wire transfer on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the securities are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to preposition funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the securities. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the securities were credited to the participant’s account. However, interest on the securities would accrue from the value date. Therefore, in these cases the interest income on securities that the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC Participant selling an interest in the security can use its usual procedures for transferring global securities to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the closing date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC Participants.

Finally, day traders that use Euroclear or Clearstream, Luxembourg to purchase interests in the Reopened Bonds from DTC Participants for delivery to Euroclear or Clearstream, Luxembourg participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•

borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in their Euroclear or Clearstream, Luxembourg accounts, in accordance with the clearing system’s customary procedures,

•

borrowing the interests in the United States from a DTC Participant no later than one day prior to settlement, which would give the interests sufficient time to be reflected in their Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade, or

•

staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg participant.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer securities through their depositaries to a DTC Participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the closing date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the securities to the DTC Participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual closing date.

If the Euroclear or Clearstream, Luxembourg participant selling the securities has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the securities until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

TAXATION

Panamanian Taxation

The following is a summary of certain aspects of Panamanian income, estate and stamp tax considerations that may be relevant to you in connection with the exchange of Old Bonds for Reopened Bonds pursuant to the Invitation, as well as with the holding and disposition of the Reopened Bonds.

This summary is based on Panamanian laws, regulations and interpretative rulings in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. This summary is intended as a descriptive summary only and is not a complete analysis or listing of all potential Panamanian tax consequences to holders of Old Bonds or Reopened Bonds. The summary does not address the tax treatment of holders that may be subject to special tax and withholding rules.

PERSONS CONSIDERING EXCHANGING OLD BONDS FOR REOPENED BONDS SHOULD CONSULT THEIR OWN TAX ADVISERS IN DETERMINING THE PANAMANIAN TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF OLD BONDS FOR REOPENED BONDS PURSUANT TO THE INVITATION AND OF THE HOLDING AND DISPOSITION OF REOPENED BONDS.

Consequences of Exchanging Old Bonds for Reopened Bonds

You will not be subject to Panamanian income tax, estate tax or withholding on any capital gains realized on the exchange of Old Bonds for Reopened Bonds pursuant to the Invitation or in respect of payments of accrued interest, rounding amounts, premiums or other amounts on any Old Bonds so exchanged, regardless of your nationality or place of residency. Losses recognized on the exchange of Old Bonds for Reopened Bonds will be disallowed as a deduction for income tax purposes in Panama. The exchange of Old Bonds for Reopened Bonds pursuant to the Invitation will not be subject to any Panamanian stamp, registration or other similar tax.

Consequences of Not Participating in the Invitation

If you do not participate in the Invitation (or participate with respect to less than all of your Old Bonds) you will not be affected for Panamanian income tax purposes with respect to your retained Old Bonds.

Consequences of Holding Reopened Bonds

Payments of Interest. You will not be subject to Panamanian income tax, estate tax or withholding in respect of payments of stated interest on the Reopened Bonds, regardless of your nationality or place of residency.

Sale, Exchange, Redemption or Other Disposition. You will not be subject to Panamanian income tax or withholding on any capital gain realized on the sale, exchange, redemption or other disposition of the Reopened Bonds, regardless of your nationality or place of residency. Losses recognized on the exchange of Old Bonds for Reopened Bonds will be disallowed as a deduction for income tax purposes in Panama. The issuance, sale, exchange, redemption or other disposition of the Reopened Bonds will not be subject to any Panamanian stamp, registration or other similar tax.

United States Federal Income Taxation

The following describes the material United States federal income tax consequences of the exchange of Old Bonds for Reopened Bonds pursuant to the Invitation and to the receipt, ownership and disposition of the Reopened Bonds acquired pursuant to the Invitation.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed United States Treasury regulations, published rulings and court decisions, all as in effect on the date of this prospectus supplement. All of these laws and authorities are subject to change at any time, possibly with retroactive effect. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth in this summary.

Panama has not sought any ruling from the United States Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. In addition, this summary does not cover any tax consequences arising out of the laws of any state, local, or foreign jurisdiction.

This summary deals only with holders that hold the Old Bonds and Reopened Bonds as capital assets as defined in the United States federal tax laws (generally, assets held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, this summary does not address tax considerations applicable to special classes of holders, such as:

•	holders of Reopened Bonds who do not acquire the Reopened Bonds pursuant to the Invitation;

•

special classes of holders, such as dealers in securities or currencies, certain securities traders, banks, regulated investment companies, real estate investment trusts, tax-exempt organizations and life insurance companies;

•	traders in securities that elect to mark to market;

•	persons that hold Old Bonds or Reopened Bonds as part of a hedging transaction or a position in a straddle or conversion transaction; and

•	United States Holders (as defined below) whose functional currency for tax purposes is not the United States dollar.

If a partnership (including any entity classified as a partnership for United States federal income tax purposes) is a beneficial owner of an Old Bond or a Reopened Bond, as the case may be, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of Old Bonds or Reopened Bonds that are partnerships and partners in those partnerships are urged to consult their independent tax advisors regarding the United States federal income tax consequences of participating in the Invitation and of the receipt, ownership and disposition of the Reopened Bonds.

You are urged to consult your independent tax advisors regarding the United States federal income tax consequences of participating in the Invitation and of the receipt, ownership and disposition of the Reopened Bonds in light of your particular circumstances, as well as the effect of any relevant state, local, foreign or other tax laws.

United States Holders

The following discussion applies to you if you are a United States Holder. As used herein, the term “United States Holder” means a beneficial owner of Old Bonds or Reopened Bonds who or that is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	an estate the income of which is subject to regular United States federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of that trust and one or more United States persons have the authority to control all substantial decisions of that trust, or that has made a valid election under United States Treasury regulations to be treated as a domestic trust.

If you are not a United States holder, this discussion does not apply to you and you should refer to “—Non-United States Holder” below.

Exchange of Old Bonds for Reopened Bonds

The exchange of Old Bonds for Reopened Bonds pursuant to the Invitation will be a taxable transaction for United States federal income tax purposes (“Taxable Exchange”). If you exchange Old Bonds for Reopened Bonds pursuant to the Invitation, you generally will recognize gain or loss in an amount equal to the difference, if any, between the amount realized on the exchange, excluding the portion of the amount received that is attributable to accrued but unpaid interest, and your adjusted tax basis in the Old Bonds. Your amount realized generally will be equal to the sum of (i) the issue price of the Reopened Bonds (determined as described below) received by you in the exchange; (ii) the Clearing Cash Payment; and (iii) the payment in respect of rounded amounts. Amounts attributable to accrued but unpaid interest not previously included in income will be taxable to you as ordinary interest income. Your adjusted tax basis in an Old Bond generally will equal to the amount paid therefor, reduced (but not below zero) by the amount of any amortizable bond premium previously amortized with respect to the Old Bond, and increased by any market discount included in income in respect of the Old Bonds.

Gain or loss recognized on a Taxable Exchange of Old Bonds generally will be capital gain or loss, except that gain will be treated as ordinary income to the extent of accrued market discount on the Old Bonds, if any, unless you have elected to include market discount in income currently as it accrues. Capital gain or loss will be long-term capital gain or loss if you have held the Old Bonds for more than one year. Under current law, net capital gains of individuals may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gain or loss recognized on a Taxable Exchange of Old Bonds for Reopened Bonds generally will be treated as income from or loss allocable to sources within the United States for foreign tax credit limitation purposes.

The issue price of the Reopened Bonds for purposes of calculating gain and loss on a Taxable Exchange should be its fair market value on the Settlement Date, assuming that a substantial amount of Reopened Bonds will be traded on an established securities market at that time. A debt instrument is considered to be traded on an established securities market if, at any time during the 60-day period ending 30 days after the issue date of the debt instrument, the debt instrument appears on a system of general circulation (including computer listings disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations (including rates, yields or other price information) of one or more identified brokers, dealers or traders or actual prices (including rates, yields or other pricing information) of recent sales transactions (a “Quotation Medium”). It is anticipated that the Reopened Bonds will appear on such a Quotation Medium.

Not Participating in the Invitation

If you do not participate in the Invitation (or participate with respect to less than all of your Old Bonds), you will not be affected for United States federal income tax purposes with respect to your retained Old Bonds.

Taxation of the Reopened Bonds

Interest on the Reopened Bonds

Payments or accruals of stated interest on the Reopened Bonds will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for tax purposes. However, the first payment of stated interest on a Reopened Bond will not be includable in your income to the extent that it reflects pre-issuance accrued interest, but will instead reduce your adjusted tax basis in your Reopened Bond.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. Interest paid by Panama on the Reopened Bonds will constitute income from sources outside the United States and under the foreign tax credit rules, will, depending on your circumstances, be either “passive” or “general” income, which are treated separately for purposes of computing the foreign tax credit allowable to you under the United States federal income tax laws. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the Reopened Bonds, including withholding tax on payments of such additional amounts.

Treatment of Premium

If you acquire a Reopened Bond at an issue price greater than the stated principal amount of the Reopened Bonds, you will be considered to have acquired the Reopened Bonds with “amortizable bond premium” equal in amount to that excess. You may elect to amortize that premium using a constant yield method over the remaining term of the Reopened Bonds and may offset interest otherwise required to be included in respect of the Reopened Bond during any taxable year by the amortized amount of such excess for the taxable year. Any election to amortize bond premium applies to all taxable debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies and to all taxable debt instruments acquired on or after that date. The election may be revoked only with the consent of the IRS.

Disposition of the Reopened Bonds

You generally will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of Reopened Bonds in an amount equal to the difference between the amount realized on such sale, exchange, redemption, retirement or other taxable disposition of the Reopened Bonds, excluding the portion of the amount received that is attributable to accrued but unpaid interest, and your adjusted tax basis in the Reopened Bonds. Your initial basis in Reopened Bonds will be equal to the issue price (determined as described above under “United States Holders—Exchange of Old Bonds for Reopened Bonds”) of the Reopened Bonds.

Gain or loss recognized on the sale, exchange, redemption, retirement or other taxable disposition of Reopened Bonds will be capital gain or loss. Capital gain or loss will be long-term capital gain or loss if you have held the Reopened Bonds for more than one year. Under current law, net capital gains of individuals may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any gain or loss recognized by you on the sale or retirement of a Reopened Bond generally will be treated as income or loss from sources within the United States for foreign tax credit limitation purposes.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the United State Holder’s “net investment income” for the relevant taxable year (or, in the case of a United States Holder that is an estate or trust, the United States Holder’s “undistributed net investment income”) and (ii) the excess of the United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States Holder’s net investment income generally will include its interest income and its net gains from the disposition of Reopened Bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 may be required to file information reports with respect to such assets with their United States federal income tax returns. Depending on the holder’s circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in non-United States entities. The Reopened Bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You are urged to consult your independent tax advisor regarding your obligation to file information reports with respect to the Reopened Bonds.

Non-United States Holders

The following discussion applies to you if you are a holder of Old Bonds or Reopened Bonds who or that is not a United States Holder (a “Non-United States Holder”).

Exchange of Old Bonds for Reopened Bonds

Gain Characterized as Capital Gain

Subject to the discussion of backup withholding below, if you are a Non-United States Holder you will not be subject to United States federal income tax on any capital gain realized on an exchange of Old Bonds for Reopened Bonds unless:

•	that gain or income is effectively connected with the conduct by you of a trade or business within the United States; or

•	you are an individual and you are present in the United States for a total of 183 days or more during the taxable year in which that gain or income is realized and either:

•	that gain or income is attributable to an office or fixed place of business you maintain in the United States; or

•	your “tax home” is in the United States.

Amounts Attributable to Accrued but Unpaid Interest

Subject to the discussion of backup withholding below, if you are a Non-United States Holder the portion of the amount received on an exchange of Old Bonds for Reopened Bonds that is attributable to accrued but unpaid interest on the Old Bonds will not be subject to United States federal income tax, including withholding tax, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable within the meaning of the United States federal tax laws; or

•

you have an office or other fixed place of business in the United States to which the interest is attributable and the interest is derived in the active conduct of a banking, financing or similar business within the United States.

Taxation of Reopened Bonds

Interest on the Reopened Bonds

Subject to the same exceptions discussed above under “—Non-United States Holders—Exchange of Old Bonds for Reopened Bonds— Amounts Attributable to Accrued but Unpaid Interest”, and to the discussion of backup withholding below, if you are a Non-United States Holder the interest paid to you on the Reopened Bonds will not be subject to United States federal income tax, including withholding tax.

Disposition of the Reopened Bonds

Subject to the same exceptions discussed above under “—Non-United States Holders—Exchange of Old Bonds for Reopened Bonds—Gain Characterized as Capital Gain”, and to the discussion of backup withholding below, if you are a Non-United States Holder you will not be subject to United States federal income tax on any capital gain realized on the sale, exchange, redemption, retirement or other taxable disposition of Reopened Bonds. To the extent gain on the sale, exchange, redemption, retirement or other taxable disposition of Reopened Bonds is attributable to accrued but unpaid interest, see the discussion above under “—Non-United States Holders—Exchange of Old Bonds for Reopened Bonds— Amounts Attributable to Accrued but Unpaid Interest”.

Backup Withholding and Information Reporting

For a noncorporate United States Holder, information reporting requirements will apply to cash payments made with respect to the Old Bonds upon the exchange and to payments of principal and interest on the Reopened Bonds, in each case if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian, nominee or other agent that is a United States Controlled Person, as defined below. Backup withholding will apply to such payments if you are a noncorporate United States Holder that (i) fails to provide an accurate taxpayer identification number, (ii) in the case of interest payments, fails to certify that it is not subject to backup withholding, or (iii) is notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

For a Non-United States Holder, backup withholding and information reporting generally will not apply to cash payments made with respect to the Old Bonds upon the exchange and to payments of principal and interest on the Reopened Bonds, but you may be required to comply with certification and identification procedures or otherwise establish an exemption. The payment of proceeds of a sale of Reopened Bonds effected at the United States office of a broker will generally be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a foreign office of a broker that is a United States Controlled Person, unless the broker has documentary evidence that you are not a United States person (and has no actual knowledge or reason to know to the contrary) or you otherwise establish an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a United States person.

A “United States Controlled Person” is:

•	a United States person (as defined in United States Treasury regulations);

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is derived for tax purposes from a United States trade or business for a specified three-year period; or

•

a foreign partnership in which United States persons (as defined in United States Treasury regulations) hold more than 50% of the income or capital interests or which is engaged in a United States trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of Old Bonds upon the exchange, or a holder of Reopened Bonds, generally will be allowed as a refund or a credit against the holder’s United States federal income tax liability as long as the holder provides the required information to the IRS.

HOLDERS’ REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

By tendering Old Bonds in exchange for Reopened Bonds, each holder of the Old Bonds and any direct participant tendering such Old Bonds on such holder’s behalf shall be deemed to agree with, and acknowledge, represent, warrant and undertake to Panama, the Joint Dealer Managers and the Information and Exchange Agent on the Expiration Date and Settlement Date, as set forth below (any such holder or direct participant making all of these acknowledgements, agreements, representations, warranties and undertakings without exception, an “Eligible Holder”). If any holder of such Old Bonds or the direct participant is unable to give these acknowledgements, agreements, representations, warranties and undertakings, such holder or direct participant should contact the Information and Exchange Agent immediately.

1.	You have received, reviewed and accepted the terms and conditions of the Invitation and the offer and distribution restrictions, all as described in this Invitation (and have had access to, and have reviewed and understood, the documents incorporated by reference in this Invitation).

2.	You are assuming all the risks inherent in participating in the Invitation, and have undertaken all the appropriate analysis of the implications of the Invitation, without reliance on Panama, the Joint Dealer Managers, the Information and Exchange Agent or any of their respective directors or employees.

3.	Upon the terms and subject to the conditions of the Invitation, you have tendered the principal amount of Old Bonds validly tendered and blocked in the relevant Clearing System and, subject to and effective on the acceptance for exchange by Panama in respect of such Old Bonds pursuant to the Invitation, you renounce all right, title and interest in and to all such Old Bonds accepted for exchange pursuant to the Invitation and waive and release any rights or claims you may have against Panama with respect to any such Old Bonds or the Invitation.

4.	You have (a) arranged for a direct participant in DTC, Euroclear or Clearstream, Luxembourg as appropriate, to deliver tender instructions with respect to the Old Bonds to DTC, Euroclear or Clearstream, Luxembourg, as appropriate, in the manner specified in the Invitation prior to 5:00 p.m., New York City time, on the day of the Expiration Date, (b) authorized DTC, Euroclear or Clearstream, Luxembourg, as appropriate, in accordance with their procedures and deadlines, to (i) block any attempt to transfer prior to the Settlement Date such Old Bonds, (ii) cancel such Old Bonds (or such lesser portion as shall be accepted for tender by Panama) upon receipt of an instruction from the Information and Exchange Agent on or after the Settlement Date to have such Old Bonds cancelled and (iii) disclose the name of the direct participant and information about the foregoing instructions with respect to such Old Bonds, and (c) further authorized the Information and Exchange Agent to instruct DTC, Euroclear or Clearstream, Luxembourg, as appropriate, as to the aggregate principal amount of such Old Bonds that shall have been accepted for tender by Panama.

5.	You have full power and authority to sell the Old Bonds which you have tendered pursuant to the Invitation and, if such Old Bonds are accepted for exchange pursuant to the Invitation, such Old Bonds will be transferred to, or for the account of, Panama with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto, and you will, upon request, execute and deliver any additional documents and/or do such other things deemed by Panama or the Information and Exchange Agent to be necessary or desirable to complete the sale, assignment, transfer and/or cancellation of such Old Bonds or to evidence such power and authority.

6.	All authority conferred or agreed to be conferred pursuant to your acknowledgements, agreements, representations, warranties, undertakings and directions, and all of your obligations shall be binding upon your successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives, and shall not be affected by, and shall survive, your death or incapacity.

7.	You understand that acceptance for exchange of Old Bonds validly tendered by you pursuant to the Invitation will constitute a binding agreement between you and Panama, in accordance with and subject to the terms and conditions of the Invitation.

8.	You understand that Panama may, at its sole discretion, extend, re-open, amend or waive any condition of or terminate the Invitation at any time, and that in the event of a termination of the Invitation, the relevant Old Bonds will be returned to the holder.

9.	None of Panama, the Joint Dealer Managers, the fiscal agent, the Information and Exchange Agent or any of their respective directors or employees, has given you any information with respect to the Invitation save as expressly set out in this Invitation nor has any of them made any recommendation to you as to whether you should offer Old Bonds for exchange in the Invitation, and you have made your own decision with regard to offering Old Bonds for exchange in the Invitation based on any legal, tax or financial advice you have deemed necessary to seek.

10.	No information has been provided to you by Panama, the Joint Dealer Managers, the Information and Exchange Agent or any of their respective directors or employees, with regard to the tax consequences for holders of Old Bonds arising from any Old Bonds exchanged pursuant to the Invitation and the receipt of the Reopened Bonds and any cash payment, and you acknowledge that you are solely liable for any taxes and similar or related payments imposed on you under the laws of any applicable jurisdiction as a result of your participation in the Invitation or in relation to the Reopened Bonds and you agree that you will not and do not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against Panama, the Joint Dealer Managers, the Information and Exchange Agent, any of their respective directors or employees or any other person in respect of such taxes and payments.

11.	You are not a person to whom it is unlawful to make an invitation pursuant to the Invitation under applicable securities laws, you have not distributed or forwarded this Invitation or any other documents or materials relating to the Invitation to any such person, and you have (before tendering the Old Bonds for exchange) complied with all laws and regulations applicable to you for the purposes of its participation in the Invitation.

12.	You are located outside of any Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”) or, if you are located or resident in any Relevant Member State, you acknowledge and agree that (a) the Invitation has been made pursuant to an exemption under the Prospective Directive from the requirements to publish a prospectus for offer of securities: (b) you are a qualified investor as defined in the Prospective Directive; (c) you are acting for your own account, or if you are acting as agent, either each principal you are acting for is a qualified investor or you have full discretion to make investment decisions in relation to the Old Bonds and the Reopened Bonds; and (d) you have not taken and will not take any actions from which an obligation may arise for Panama or any of the Joint Dealer Managers to publish a prospectus pursuant to Article 3 of the Prospective Directive; for purposes of this representation, warranty and undertaking, “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

13.	You are located outside of Austria or, if you are located or resident in Austria, you are a qualified investor as defined by Section 3 para 1 numeral 11 of the Austrian Capital Market Act holding Old Bonds.

14.	You are located outside of Belgium or, if you are located in Belgium, you (a) qualify as a qualified investor (gekwalificeerde belegger/investisseur qualifié) of one of the types mentioned in Article 10 of the Belgian Law of June 16, 2006 on the public offering of investment instruments and the admission to trading of investment instruments on a regulated market; and (b) act for your own investment account and not with a view to reselling or placing the Bonds among your clients or investors.

15.

You are located outside of Canada or, if you are located in Canada, (a) you are a resident in the province of Ontario or Québec, and you are basing your investment decision solely on the materials related to the Invitation and transactions contemplated thereby and not on any other information; (b) to your knowledge the Invitation was made exclusively through the materials related to the Invitation and transactions contemplated thereby and was not made through an advertisement of the Invitation in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (c) have reviewed and acknowledge the terms referred in “Canada – Resale Restrictions” and agree not to resell the Old Bonds and/or Reopened Bonds except in compliance with applicable Canadian resale restrictions and in accordance with their terms; (d) where required by law, are participating in the Invitation as principal, or are deemed to be participating as principal in accordance with applicable securities laws of the province in which you are resident, for your own account and not as agent for the benefit of another person; (e) you, or any ultimate investor for which you are acting as agent, is entitled under applicable Canadian securities laws to participate in the Invitation without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (i) in case you are a resident in the province of Québec, you are: (1) an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions (“NI 45-106”) and are participating in the Invitation directly with Panama or through a dealer registered as an “investment dealer” or “exempt market dealer” within the meaning of subsection 7.1(2)(a) and 7.1(2)(d) of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI 31-103”), respectively; or (2) an “accredited investor” as defined in section 1.1 of NI 45-106, a “permitted client” as defined in section 1.1 of NI 31-103 and, as applicable, a “Canadian permitted client” as defined in section 8.18(1) of NI 31-103 and are participating in the Invitation through a dealer permitted to rely on the “international dealer exemption” contained in, and have received the notice from such dealer referred to in, section 8.18 of NI 31-103, section 8.18 of NI 31-103; (ii) in the case of an investor resident in Ontario, you are: (1) an “accredited investor” as defined in section 1.1 of NI 45-106 and are participating in the Invitation directly with Panama or through a dealer registered as an “investment dealer” or “exempt market dealer” within the meaning of subsection 26(2) of the Securities Act (Ontario) (the “Ontario Act”); or (2) an “accredited investor” as defined in section 1.1 of NI 45-106, a “permitted client” as defined in section 1.1 of NI 31-103 and, as applicable, a “Canadian permitted client” as defined in section 8.18(1) of NI 31-103 and are participating in the Invitation through a dealer permitted to rely on the “international dealer exemption” contained in, and have received the notice from such dealer referred to in, section 8.18 of NI 31-103 section 8.18 of NI 31-103; (f) you are not a person created or used solely to purchase or hold the Old Bonds and/or Reopened Bonds as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106; (h) you are not a person or entity identified on a list established under section 83.05 of the Criminal Code (Canada) or in the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (the “RIUNRST”), the United Nations Al-Qaida and Taliban Regulations (the “UNAQTR”), the Regulations Implementing the United Nations Resolution on the Democratic People’s Republic of Korea (the “UNRDPRK”), the Regulations Implementing the United Nations Resolution on Iran (the “RIUNRI”), the United Nations Côte d’Ivoire Regulations (the “Côte d’Ivoire Regulations”), the United Nations Democratic Republic of the Congo Regulations (the “Congo Regulations”), the United Nations Liberia Regulations (the “Liberia Regulations”), the United Nations Sudan Regulations (the “Sudan Regulations”), the Regulations Implementing the United Nations Resolutions on Somalia (the “RIUNRS”), the Special Economic Measures (Burma) Regulations (the “Burma Regulations”), the Special Economic Measures (Zimbabwe) Regulations (the “Zimbabwe Regulations”), the Special Economic Measures (Iran) Regulations (the “Iran Regulations”), the Regulations Implementing the United Nations Resolution on Eritrea (the “RIUNRE”), the Regulations Amending the Regulations Implementing the United Nations Resolution on Libya and Taking Special Economic Measures (the “Libya Regulations”), the Freezing Assets of Corrupt Foreign Officials (Tunisia and Egypt) Regulations (the “FACPA Tunisia and Egypt Regulations”) or the Special Economic Measures (Syria) Regulations (the “SEMA Syria Regulations”); (g) you have been notified by Panama and/or its authorized dealer-agents that (i) Panama may be required to provide certain personal information pertaining to the investor as required to be disclosed in Schedule I of Form 45-106F1 Report of Exempt Distribution (“Form 45-106F1”) under NI 45-106 (including its name, address, telephone number and the value of any Reopened Bonds acquired by the investor) (“personal information”), which Form 45-106F1 may be required to be filed by the Panama under NI 45-106; (ii) such personal information may be delivered to the Ontario Securities Commission (the “OSC”) and other securities regulatory authorities in Canada, including, in Québec, the Autorité des marchés financiers (the “AMF”), in accordance with NI 45-106; (iii) such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario; (iv) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario; (v) the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario

M5H 3S8, Telephone: (416) 593-3684; (vi) you have authorized the indirect collection of the personal information by the OSC; and (vii) such information may be collected, used and disclosed for purposes of meeting other legal and/or regulatory requirements in other provinces and territories of Canada.

16.	You are located outside of France or, if you are located or resident in France, you either are (a) a qualified investor, as defined in Article L. 411-2 II of the French Code monétaire et financier, and you are acting for your own account or (b) a person providing investment services relating to portfolio management for the account of third parties; you acknowledge that no prospectus has been prepared in connection with the offering of the Reopened Bonds that has been approved by the French Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the French Autorité des marchés financiers.

17.	You are located outside of Germany or, if you are located or resident in Germany, you are a qualified investor under the German Securities Prospectus Act and you have not and will not pass on any information material to persons in Germany except to persons who qualify as a qualified investor under the German Securities Prospectus Act.

18.	You are located outside of Hong Kong or, if you are located or resident in Hong Kong, you are qualified as a professional investor as defined in the Securities and Futures Ordinance and any rules made thereunder.

19.	You are located outside Italy or, if you are located in Italy, you are (i) a Qualified Investor (investitore qualificato), as defined by Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended or (ii) are tendering the Old Bonds on an unsolicited basis.

20.	If you are located in Luxembourg, you are a qualified investor which (i) prior to the implementation in Luxembourg of directive 2010/73/EU amending the Prospectus Directive (the “PD Amendment Directive”) shall, inter alia, refer to: (x) legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities; (y) any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; and (ii) after the implementation in Luxembourg of the PD Amendment Directive shall refer to persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 on Markets in Financial Instruments, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients.

21.	You are located outside of The Netherlands or, if you are located or resident in The Netherlands, you hereby represent and warrant that you are acting on behalf of: (a) a person or entity which is required to be authorized to operate in the financial markets; (b) a large undertaking meeting two of the following size requirements on a company basis: (1) a balance sheet total of € 20,000,000; (2) a net turnover of € 40,000,000; and (3) own funds of € 2,000,000; (c) a national or regional government, a public body that manages public debt, a central bank or an international or supranational institution such as the World Bank, the IMF, the ECB, the EIB and other similar organizations; or (d) an institutional investor other than set under (a), (b) and (c) above whose main activity is to invest in financial instruments, including entities dedicated to the securitization of assets or other financing transactions.

22.	You are located outside of Panama or, if you are located or resident in Panama, you understand that neither this Invitation or the Reopened Bonds will be registered with the Panamanian Superintendence of Capital Markets and are or will be subject to Panamanian securities laws and regulations.

23.	You are not resident in Spain or, if you are resident in Spain, you meet the requirements to be considered as a qualified investor under Spanish law.

24.	You are located outside of Switzerland or, if you are located or resident in Switzerland, you undertake not to make a public offer or sale (as such term is understood under the laws of Switzerland; öffentliches Angebot) of the Reopened Bonds in or from Switzerland.

25.	You are not located or resident in the United Kingdom or, if you are located or resident in the United Kingdom, you are either (a) a person with professional experience in matters relating to investments who falls within Article 19(5) of the U.K. Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (b) a person falling within Article 49(2)(a) to (d) of the Order.

26.	You acknowledge that Panama, the Joint Dealer Managers and the Information and Exchange Agent will rely upon the truth and accuracy of the foregoing acknowledgments, agreements, representations, warranties and undertakings.

27.	You shall indemnify Panama, the Joint Dealer Managers and the Information and Exchange Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the representations, warranties and/or undertakings given by you pursuant to, the Invitation (including any acceptance thereof).

PLAN OF DISTRIBUTION

Panama has entered into a Dealer Managers Agreement with Goldman, Sachs & Co. and Citigroup Global Markets Inc., as the Joint Dealer Managers for the Invitation. Pursuant to the Dealer Managers Agreement, Panama has (a) retained the Joint Dealer Managers to act, directly or through affiliates, on behalf of Panama as the Joint Dealer Managers in connection with the Invitation, (b) agreed to pay the Joint Dealer Managers the greater of a fixed fee plus certain expenses and a fee based on the aggregate principal amount of Old Bonds exchanged in connection with the Invitation, (c) agreed to reimburse the Joint Dealer Managers for certain expenses in connection with the Invitation, and (d) agreed to indemnify the Joint Dealer Managers against certain liabilities and expenses in connection with the Invitation, including liabilities under the U.S. Securities Act of 1933, as amended. The dealer managers agreement contains various other representations, warranties, covenants and conditions customary for agreements of this sort.

At any given time, the Joint Dealer Managers may trade Old Bonds and Reopened Bonds or other debt securities of Panama for their own accounts or for the accounts of customers and may accordingly hold long or short positions in the Old Bonds, the Reopened Bonds, or other debt securities of Panama.

If either of the Joint Dealer Managers acquires any Reopened Bonds pursuant to the Invitation, it may resell those Reopened Bonds from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Any Reopened Bonds may be offered to the public either through underwriting syndicates represented by either of the Joint Dealer Managers or directly by the Joint Dealer Managers. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The Joint Dealer Managers and their affiliates may engage in transactions with and perform services for Panama. These transactions and services are carried out in the ordinary course of business.

Panama estimates that its share of the total expenses of the Invitation and the Cash Invitation, excluding fees and commissions, will be approximately U.S.$550,000.

Panama has retained Bondholder Communications Group, LLC, to act as Information and Exchange Agent in connection with the Invitation. Panama has agreed to (a) pay the Information and Exchange Agent customary fees for its services and (b) reimburse the Information and Exchange Agent for certain of its out-of-pocket expenses in connection with the Invitation. Bondholder Communications Group, LLC’s address is 30 Broad St., 46th Floor, New York, NY 10004.

JURISDICTIONAL RESTRICTIONS

The distribution of the Invitation and the materials related to the Invitation and the transactions contemplated thereby are restricted by law in certain jurisdictions. Persons into whose possession the materials related to the Invitation come are required by Panama, the Joint Dealer Managers and the Information and Exchange Agent to inform themselves of and to observe any of these restrictions. Persons accepting this Invitation shall be deemed to have represented, warranted and agreed that they are not (and any person for whom they are acting is not): (i) resident in any jurisdiction in which this Invitation would be unlawful; or (ii) a person to whom this Invitation may not lawfully be made.

The materials related to the Invitation do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation. Neither Panama nor the Joint Dealer Managers accept any responsibility for any violation by any person of any of the restrictions applicable in certain jurisdictions.

In any jurisdiction in which the Invitation is required to be made by a licensed broker or dealer and in which the lead manager or any of its affiliates is so licensed, it shall be deemed to be made by the Joint Dealer Managers or such affiliate on behalf of Panama. The Joint Dealer Managers are aware of their responsibilities for specific acknowledgements, representations, agreements and undertakings expressly required by particular restrictions described below.

The Reopened Bonds included in the Invitation may not be offered, sold or exchanged, directly or indirectly, and neither this Invitation nor any other offering material or advertisements in connection with the Invitation may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

The distribution of this Invitation in certain jurisdictions may be restricted by law. Persons into whose possession this Invitation comes are required by us, the Joint Dealer Managers and the Information and Exchange Agent to inform themselves about, and to observe, any such restrictions.

This Invitation does not constitute, and may not be used in connection with, an offer, solicitation or invitation by anyone to participate in the Invitation in any jurisdiction in which, or to any person to whom, it is unlawful to make such invitation or for there to be such participation under applicable laws. In those jurisdictions where the securities, blue sky or other laws require the Invitation to be made by a licensed broker or dealer and either of the Joint Dealer Managers or any of their respective affiliates is such a licensed broker or dealer in such jurisdictions, such Invitation shall be deemed to be made on behalf of Panama by such Joint Dealer Manager or affiliate, as the case may be, and the Invitation is not made in any such jurisdiction where either of the Joint Dealer Managers or any of their respective affiliates is not so licensed.

Each holder of Old Bonds participating in the Invitation will be deemed to give certain representations as set out in “Holders’ Representations, Warranties and Undertakings”. Any offer of Old Bonds for exchange pursuant to the Invitation from a holder of Old Bonds that is unable to make these representations will not be accepted. Each of Panama, the Joint Dealer Managers and the Information and Exchange Agent reserves the right, in their absolute discretion, to investigate, in relation to any offer of Old Bonds for exchange pursuant to the Invitation, whether any such representation given by a holder of Old Bonds is correct and, if such investigation is undertaken and as a result Panama determines (for any reason) that such representation is not correct, such offer shall not be accepted.

The following summary of foreign jurisdiction offering and sale limitations and qualifications has been prepared only for your general information. It has been prepared with the assistance of local counsel in each jurisdiction believed by us to be responsible. Accordingly, Panama does not assume any responsibility for the accuracy, completeness or fairness of the statements contained herein.

European Economic Area

This Invitation has been prepared on the basis that the transactions contemplated by the Invitation in any Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of bonds which are the subject of the transactions contemplated by this Invitation, may only do so in circumstances in which no obligation arises for Panama or any of the Dealer Managers to produce a prospectus for such offer pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Panama nor the Dealer Managers has authorized, or hereby authorizes, the making of any offer or invitation in circumstances in which an obligation arises for Panama or any of the Dealer Managers to publish a prospectus for such offer or invitation.

In relation to each Relevant Member State with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no exchange offer of bonds subject to this Invitation to the public has been or will be made in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, as defined in the 2010 PD Amending Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the representatives of Panama for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of bonds shall require Panama or any Dealer Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this Invitation, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Austria

This Invitation has not been and will not be approved (gebilligt) by the Austrian Financial Markets Authority (FMA) and deposited (hinterlegt) with the Austrian Control Bank (Oesterreichische Kontrollbank). The offering is not a public offering in accordance with the Austrian Capital Market Act (Kapitalmarktgesetz), as amended. The Reopened Bonds may not be offered or sold to the public in Austria.

This Invitation shall not be circulated or publicly distributed in Austria. No public advertisement in Austria may be made for the Invitation.

Belgium

In Belgium, this Invitation is not directly or indirectly, being made to, or for the account of, any person other than to qualified investors (gekwalificeerde beleggers/investisseurs qualifiés) within the meaning of Article 10 of the Belgian Law of June 16, 2006 on the public offering of investment instruments and the admission of investment instruments to trading on a regulated market, as amended or replaced from time to time (Qualified Belgian Investors). As a result, this Invitation does not constitute a public offer pursuant to Articles 3 and 6, § 1 of the Belgian law of April 1, 2007 on public takeover bids, as amended or replaced from time to time.

Consequently, the Invitation has not been and will not be notified to, and the offer memorandum and any other offering material relating to the offer has not been, and will not be, submitted to nor approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des Services et Marchés Financiers) pursuant to the Belgian laws and regulations applicable to the public offering of securities. The Invitation as well as any other materials relating to the Invitation may not be advertised, and this memorandum or any other information circular, brochure or similar document may not be distributed, directly or indirectly, to any person in Belgium other than Qualified Belgian Investors, acting on their own account, and may not be used in connection with any offering in Belgium except as may otherwise be permitted by law.

Canada

Canada – Provinces and Distribution Restrictions. The Invitation is being made to investors resident in the provinces of Ontario and Québec only. The distribution of the materials related to the Invitation and transactions contemplated thereby may be restricted by law in Canada. Persons who come into possession of the materials related to the Invitation and transactions contemplated thereby must inform themselves about and observe any such restrictions. The distribution of the materials related to the Invitation and transactions contemplated thereby to any person other than an investor identified by Panama or its authorized dealer-agents, or those persons, if any, retained to advise such investor in connection with the Invitation and transactions contemplated thereby, is unauthorized. Any disclosure, reproduction and/or redistribution in Canada of the materials related to the Invitation and transactions contemplated thereby, including the information contained herein, without the prior written consent of Panama or its authorized dealer-agents is prohibited. Each Canadian investor, by accepting delivery of the materials related to the Invitation and transactions contemplated thereby will be deemed to have agreed to the foregoing.

Canada – Responsibility. Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any dealer as to the accuracy or completeness of the information contained herein or any other information provided by Panama in connection with the Invitation and transactions contemplated thereby.

Canada – Representation of Participants. Each Canadian investor who participates in the Invitation will be deemed to have represented to Panama and its authorized dealer-agents that: (a) the investor is resident in the province of Ontario or Québec, and is basing its investment decision solely on the materials related to the Invitation and transactions contemplated thereby and not on any other information; (b) to the knowledge of the investor, the Invitation was made exclusively through the materials related to the Invitation and transactions contemplated thereby and was not made through an advertisement of the Invitation in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (c) the investor has reviewed and acknowledges the terms referred to below entitled “Canada – Resale Restrictions” and agrees not to resell the Old Bonds and/or Reopened Bonds except in compliance with applicable Canadian resale restrictions and in accordance with their terms; (d) where required by law, the investor is participating in the Invitation as principal, or is deemed to be participation as principal in accordance with applicable securities laws of the province in which the investor is resident, for its own account and not as agent for the benefit of another person; (e) the investor, or any ultimate investor for which the investor is acting as agent, is entitled under applicable Canadian securities laws to participate in the Invitation without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (i) in the case of an investor resident in the province of Québec, the investor is: (1) an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions (“NI 45-106”) and is participating in the Invitation directly with Panama or through a dealer registered as an “investment dealer” or “exempt market dealer” within the meaning of subsection 7.1(2)(a) and 7.1(2)(d) of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI 31-103”), respectively; or (2) an “accredited investor” as defined in section 1.1 of NI 45-106, a “permitted client” as defined in section 1.1 of NI 31-103 and, as applicable, a “Canadian permitted client” as defined in section 8.18(1) of NI 31-103 and is participating in the Invitation through a dealer permitted to rely on the “international dealer exemption” contained in, and has received the notice from such dealer referred to in section 8.18 of NI 31-103; (ii) in the case of an investor resident in Ontario, the investor is: (1) an “accredited investor” as defined in section 1.1 of NI 45-106 and is participating in the Invitation directly with Panama or through a dealer registered as an “investment dealer” or “exempt market dealer” within the meaning of subsection 26(2) of the Securities Act (Ontario) (the “Ontario Act”); or (2) an “accredited investor” as defined in section 1.1 of NI 45-106, a “permitted client” as defined in section 1.1 of NI 31-103 and, as applicable, a “Canadian permitted client” as defined in section 8.18(1) of NI 31-103 and is participating in the Invitation through a dealer permitted to rely on the “international dealer exemption” contained in, and has received the notice from such dealer referred to in, section 8.18 of NI 31-103; (f) the investor is not a person created or used solely to purchase or hold the Old Bonds and/or Reopened Bonds as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106; (h) the investor is not a person or entity identified on a list established under section 83.05 of the Criminal Code (Canada) or in the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (the “RIUNRST”), the United Nations Al-Qaida and Taliban Regulations (the “UNAQTR”), the Regulations Implementing the United Nations Resolution on the Democratic People’s Republic of Korea (the “UNRDPRK”), the Regulations Implementing the United Nations Resolution on Iran (the “RIUNRI”), the United Nations Côte d’Ivoire Regulations (the “Côte d’Ivoire Regulations”), the United Nations Democratic Republic of the Congo Regulations (the “Congo Regulations”), the United Nations Liberia Regulations (the “Liberia Regulations”), the United Nations Sudan Regulations (the “Sudan Regulations”), the Regulations Implementing the United Nations Resolutions on Somalia (the “RIUNRS”), the Special Economic Measures (Burma) Regulations (the “Burma Regulations”), the Special Economic Measures (Zimbabwe) Regulations (the “Zimbabwe Regulations”), the Special Economic Measures (Iran) Regulations (the “Iran Regulations”), the Regulations Implementing the United Nations Resolution on Eritrea (the “RIUNRE”), the Regulations Amending the Regulations Implementing the United Nations Resolution on Libya and Taking Special Economic Measures (the “Libya Regulations”), the Freezing Assets of Corrupt Foreign Officials (Tunisia and Egypt) Regulations (the “FACPA Tunisia and Egypt Regulations”) or the Special Economic Measures (Syria) Regulations (the “SEMA Syria Regulations”); (g) the investor has been notified by Panama and/or its authorized dealer-agents that (i) Panama may be required to provide certain personal information pertaining to the investor as required to be disclosed in Schedule I of Form 45-106F1 Report of Exempt Distribution (“Form 45-106F1”) under NI 45-106 (including its name, address, telephone number and the value of any Reopened Bonds acquired by the investor) (“personal information”), which Form 45-106F1 may be required to be filed by the Panama under NI 45-106; (ii) such personal information may be delivered to the Ontario Securities Commission (the “OSC”) and other securities regulatory authorities in Canada, including, in Québec, the Autorité des marchés financiers (the “AMF”), in accordance with NI 45-106; (iii) such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario; (iv) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario; (v) the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684; (vi) the investor has authorized the indirect collection of the personal information by the OSC; and (vii) such information may be collected, used and disclosed for purposes of meeting other legal and/or regulatory requirements in other provinces and territories of Canada.

Canada –Rights of Action. Securities legislation in certain of the Canadian provinces provides certain purchasers of securities pursuant to an offering memorandum with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum and any amendment thereto contains a “misrepresentation”, as defined in the applicable securities legislation. A “misrepresentation” is generally defined in the applicable securities legislation to mean an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the investor within the time limits prescribed by applicable securities legislation and are subject to limitations and defences under applicable securities legislation.

Ontario

The right of action for damages or rescission described herein is conferred by section 130.1 of the Ontario Act. The Ontario Act provides, in relevant part, that every purchaser of securities pursuant to an offering memorandum shall have a statutory right of action for damages or rescission against the issuer and any selling security holder in the event that the offering memorandum contains a misrepresentation, as defined in the Ontario Act. A purchaser who purchases securities offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the misrepresentation, a statutory right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder provided that: (a) if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages as against the issuer and the selling security holders, if any; (b) the issuer and the selling security holders, if any, will not be liable if it proves that the purchaser purchased the securities with knowledge of the misrepresentation; (c) the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that it proves do not represent the depreciation in value of the securities as a result of the misrepresentation relied upon; (d) the issuer and the selling security holders, if any, will not be liable for a misrepresentation in FLI if it proves that: (i) the offering memorandum contains, proximate to the FLI, reasonable cautionary language identifying the FLI as such, and identifying material factors that could cause actual results to differ materially from a conclusion, forecast or projection set out in the FLI, and a statement of material factors or assumptions that were applied in drawing a conclusion or making a forecast or projection set out in the FLI; and (ii) the issuer had a reasonable basis for drawing the conclusions or making the forecasts and projections set out in the FLI; and (e) in no case shall the amount recoverable exceed the price at which the securities were offered. Section 138 of the Ontario Act provides that no action shall be commenced to enforce these rights more than: (a) in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or (b) in the case of an action for damages, the earlier of: 180 days after the date that the purchaser first had knowledge of the facts giving rise to the cause of action; or three years after the date of the transaction that gave rise to the cause of action. The rights referred to in section 130.1 of the Ontario Act do not apply in respect of an offering memorandum delivered to a prospective purchaser in connection with a distribution made in reliance on the accredited investor exemption if the prospective purchaser is: (a) a Canadian financial institution or a Schedule III bank (each as defined in section 1.1 of NI 45-106); (b) the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or (c) a subsidiary of any person referred to in paragraphs (a) and (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

The foregoing summary is subject to the express provisions of the securities legislation of the applicable provinces and the rules, regulations and other instruments thereunder, and reference should be made to the complete text of such provisions. Such provisions may contain limitations and statutory defences on which Panama, its authorized dealer-agents and other parties may rely, including limitations and statutory defences not described herein. The enforceability of these rights may be limited as described herein below under the section entitled “Canada—Enforcement of Legal Rights”. The rights of action described above are in addition to and without derogation from any other right or remedy available at law to the investor.

Canada – Taxation and Eligibility for Investment. Any discussion of taxation and related matters contained herein does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to participate in the Invitation and, in particular, does not address Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident of Canada of participating in the Invitation. Canadian investors should consult their own legal, financial and tax advisers with respect to the tax consequences of their participation in the Invitation in their particular circumstances under relevant Canadian legislation and regulations.

Canada – Enforcement of Legal Rights. Canadian investors are advised that Panama is a foreign sovereign state and is entitled to the benefits of sovereign immunity. Therefore, it may not be possible for Canadian investors to effect service of process within Canada upon Panama or to satisfy a judgment against Panama in Canada or to enforce a judgment obtained in Canadian courts against Panama.

Canada – Language of Documents. Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the Invitation described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière l’invitation décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

France

The Reopened Bonds may not be offered, exchanged, or sold and the Invitation may not be extended to the public in France and neither this prospectus supplement, which has not been submitted to the approval procedure of the Autorité des marchés financiers (“AMF”) or of a competent authority of another member State of the European Economic Area which would have notified its approval to the AMF under the Directive 2003/71/EC as implemented in France and the relevant member State, nor any other offering material or information contained therein relating to the Reopened Bonds or the Invitation may be released, issued or distributed or caused to be released, issued or distributed, directly or indirectly, to the public in France, or used in connection with any offer for subscription, exchange or sale of the Reopened Bonds to the public in France. Any such offers, exchanges, and sales may be made in France only to: (i) qualified investors (investisseurs qualifiés); and/or (ii) a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L.411-2, D.411-1 et seq., D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier, and/or (iii) persons providing investment services relating to portfolio management for the account of third parties. The Reopened Bonds may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier. Investors in France and persons into whose possession offering materials come must inform themselves about, and observe, any such restrictions.

Germany

Each of the Joint Dealer Managers acknowledges that no action has been or will be taken in the Federal Republic of Germany that would permit a public offering of the securities, or distribution of a prospectus or any other offering material relating to the securities and that, in particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act (Wertpapierprospektgesetz) of June 22, 2005 (the “German Securities Prospectus Act”), has been or will be published within the Federal Republic of Germany.

Each of the Joint Dealer Managers represents, agrees and undertakes that: (i) it has not offered, sold or delivered and will not offer, sell or deliver any securities in the Federal Republic of Germany otherwise than in accordance with provisions of the German Securities Prospectus Act; and (ii) that it will distribute in the Federal Republic of Germany any offering material relating to the securities only under circumstances that will result in compliance with the applicable rules and regulations of the Federal Republic of Germany.

Hong Kong

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Invitation and Concurrent Cash Invitation. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This document does not constitute a prospectus (as defined in section 2(1) of the Companies Ordinance (Cap.32 of the Laws of Hong Kong)) nor is it an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong). Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or cause to be issued this document in Hong Kong, other than to persons who are “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance or which do not constitute an offer to the public within the meaning of that the Securities and Futures Ordinance; and no person may issue or have in its possession for the purposes of issue, this document or any invitation or document relating to these securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This document is confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by holders of the Old Bonds to any other person in Hong Kong or used for any purpose in Hong Kong other than in connection with their consideration of the Invitation and Concurrent Cash Invitation.

Italy

The Invitation has not been registered with the CONSOB, as the Invitation is directed only to Qualified Investors in Italy, as defined in Article 34-ter(b) of CONSOB Regulation 11971/1999. No Reopened Bonds may be publicly offered, sold or delivered pursuant to the Invitation, nor any public offer in respect of Old Bonds made, nor may any prospectus or any other offering or publicity material relating to the Invitation or the Reopened Bonds be distributed, in the Republic of Italy by Panama or the joint dealer managers or any other person on their behalf, except in compliance with Italian law and regulations.

Luxembourg

The offered securities may not be offered to the public in Luxembourg, except that they may be offered in Luxembourg in the following circumstances:

(a)	in the period beginning on the date of publication of a prospectus in relation to those offered securities which have been approved by the Commission de surveillance du secteur financier (CSSF) in Luxembourg or, where appropriate, approved in another relevant European Union Member State and notified to the CSSF, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)	at any time to qualified investors which,

(i)	prior to the implementation in Luxembourg of directive 2010/73/EU amending the Prospectus Directive (the “PD Amendment Directive”) shall, inter alia, refer to:

(x)	legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(y)	any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(ii)	after the implementation in Luxembourg of the PD Amendment Directive shall refer to persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 on Markets in Financial Instruments, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients

(c)	prior to the implementation in Luxembourg of the PD Amendment Directive, to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) which number shall be increased to 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) after the implementation in Luxembourg of the PD Amendment Directive; or

(d)	at any time in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of offered securities to the public in relation to any offered securities in Luxembourg means the communication in any form and by any means of sufficient information on the terms of the offer and the offered securities to be offered so as to enable an investor to decide to purchase the offered securities, as defined in the Law of 10 July 2005 on prospectuses for securities and implementing Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 on the prospectus to be published when securities are offered to the public or admitted to trading (the Prospectus Directive), or any variation thereof or amendment thereto.

The Netherlands

The Reopened Bonds which qualify as savings certificates as defined in the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) may only be transferred or accepted through the intermediary of their issuer or a Member of Euronext Amsterdam N.V. and with due observance of the Savings Certificates Act (including registration requirements). However, no such intermediary services are required in respect of: (i) the initial issue of those Reopened Bonds to the first holders thereof; (ii) any transfer and acceptance by individuals who do not act in the conduct of a profession or trade; and (iii) the transfer or acceptance of those Reopened Bonds, if they are physically issued outside the Netherlands and are not distributed in the Netherlands in the course of primary trading or immediately thereafter. The Reopened Bonds qualify as savings certificates under the Dutch Savings Certificates Act when they are in bearer form and constitute a claim for a fixed sum against the issuer on which interest does not become due during their tenor or on which no interest is due whatsoever.

Panama

The Invitation and the Reopened Bonds have not been and will not be registered with the Superintendence of Capital Markets of the Republic of Panama under Decree Law 1 of 1999, as amended. However, the Reopened Bonds may be publicly offered and sold in the Republic of Panama to any investor pursuant to registration exemptions applicable to government securities.

Spain

The Invitation does not constitute a public offer in Spain according to Article 30 bis of Act 24/1988, of 28 July, on the Securities Market, as amended by Royal Decree Law 5/2005 of 11 March, and to Article 38 of Royal Decree 1310/2005, and thus, no prospectus in connection therewith shall be registered with the Spanish Securities Market Commission. Accordingly, no Reopened Bonds may be publicly offered, sold or delivered, nor any public offer in respect of Old Bonds made, nor may any prospectus or any other offer or publicity material relating to the Invitation or the Reopened Bonds be distributed, in the Kingdom of Spain by Panama or any person on its behalf, except in compliance with Spanish law and regulations.

Switzerland

The Invitation is made in Switzerland on the basis of a private placement, not as a public offering. The Reopened Bonds will not be listed on the SIX Swiss Exchange. This prospectus supplement does not, therefore, constitute a prospectus within the meaning of Art. 652a or 1156 of the Swiss Federal Code of Obligations or Arts. 27 et seq. of the Listing Rules of the SIX Swiss Exchange.

The United Kingdom

In the United Kingdom no exchange of bonds subject to this Invitation has been or will be made to persons other than (a) persons with professional experience in matters relating to investments who fall within Article 19(5) of the U.K. Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (ii) a person falling within Article 49(2)(a) to (d) of the Order (such a person, a “relevant person”). In the United Kingdom, a person other than a relevant person should not act or rely on this document or any of its contents. In the United Kingdom, any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with such persons.

VALIDITY OF THE REOPENED BONDS

The validity of the Reopened Bonds will be passed upon for Panama by Lic. Oscar Ceville, the Procurador de la Administración of Panama, or by a duly authorized attorney of the Procuraduría de la Administración, and by Arnold & Porter LLP, New York, New York, United States counsel to Panama, and for the Joint Dealer Managers by Sullivan & Cromwell LLP, New York, New York, United States counsel to the Joint Dealer Managers, and by Arias, Fábrega & Fábrega, Panama counsel to the Joint Dealer Managers.

As to all matters of Panama law, Arnold & Porter LLP may rely on the opinion of the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración, and Sullivan & Cromwell LLP may rely on the opinion of Arias, Fábrega & Fábrega and the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración. As to all matters of United States law, the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración may rely on the opinion of Arnold & Porter LLP, and Arias, Fábrega & Fábrega may rely on the opinion of Sullivan & Cromwell LLP.

OFFICIAL STATEMENTS AND DOCUMENTS

Information included herein which is identified as being derived from a publication of, or supplied by, Panama or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Panama. All other information is included as a public official statement made on the authority of the Minister of Economy and Finance of Panama.

GENERAL INFORMATION

Due Authorization

Panama is authorized to enter into the invitation pursuant to Cabinet Decree No. 47 dated December 28, 2011 and Ministerial Resolution No. DdCP/AL/No. 2 dated January 16, 2012.

Listing and Luxembourg Listing Agent

Application will be made to list the Reopened Bonds on the Official List of the Luxembourg Stock Exchange and to have the Reopened Bonds trade on the Euro MTF market. The Luxembourg listing agent is The Bank of New York Mellon (Luxembourg) S.A.

Litigation

Neither Panama nor any governmental agency of Panama is involved in any litigation, arbitration or administrative proceeding relating to claims or amounts that are material in the context of the Invitation or issue of the Reopened Bonds and that would materially and adversely affect Panama’s ability to meet its obligations under the Reopened Bonds or the fiscal agency agreement with respect to the Reopened Bonds. Panama is not aware of any such litigation, arbitration or administrative proceeding that is pending or threatened.

Documents Relating to the Reopened Bonds

Copies of the fiscal agency agreement and the form of the Reopened Bonds may be inspected during normal business hours on any day, except Saturdays, Sundays and public holidays, at the offices of the fiscal agent and the Luxembourg paying agent specified on the inside back cover of this prospectus supplement.

Where You Can Find More Information

Panama has filed its annual report for 2010 on Form 18-K (except for certain exhibits), as amended by Amendment No. 1 thereto, with the SEC electronically. Panama’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov.

Such Form 18-K, together with its exhibits and amendments filed with the SEC before the end of the offering of the Reopened Bonds, is considered part of and incorporated by reference in this prospectus supplement.

So long as the Reopened Bonds are listed on the Official List of the Luxembourg Stock Exchange , copies of the most recent Panama en Cifras (as or when available), or if Panama en Cifras ceases to be published, comparable economic information of the Office of the Comptroller General, and any documents incorporated by reference in this prospectus supplement may be obtained in English at the office of the listing agent for the Reopened Bonds and at the office of the fiscal agent during usual business hours on any day (Saturdays, Sundays and public holidays excepted).

Clearing

The Reopened Bonds will be accepted for clearance through Euroclear, Clearstream, Luxembourg and DTC (CUSIP No. 698299 AW 4, ISIN US698299 AW 45, Common Code 024213927).

ANNEX A

Formula to Determine Price Component of Old Bond Exchange Value and Reopened Bond Exchange Value Based on Yield to Maturity

Whenever in this prospectus supplement there is a reference to a price per U.S.$1,000 principal amount of securities intended to result in a specified yield to maturity on the Settlement Date, that price will be determined in accordance with market convention pursuant to the following formula:

Definitions

PRICE	=	The price per U.S.$1,000 principal amount of the securities rounded to the nearest cent, with U.S.$0.005 to be taken as one cent.

N	=	The number of remaining cash payment dates for the securities from (but excluding) the Settlement Date to (and including) the maturity date for the securities.

CFi	=	The aggregate amount of cash per U.S.$1,000 principal amount scheduled to be paid in respect of the securities on the “ith” out of the N cash payment dates for securities. Scheduled payments of cash include scheduled payments of interest and principal.

YLD	=	Specified yield to maturity of the securities (expressed as a decimal number and rounded to the nearest 0.00001, with 0.000005 to be taken as 0.00001).

Di	=	The number of days from (and including) the Settlement Date to (but excluding) the “ith” out of the N remaining cash payment dates for securities. The number of days is computed using the 30/360 day count method.

/	=	Divide. The term immediately to the left of the division symbol is divided by the term immediately to the right of the division symbol before any other addition or subtraction operations are performed

Exp	=	Exponentiate. The term to the left of the exponentiation symbol is raised to the power indicated by the term to the right of the exponentiation symbol.

AI	=	Accrued interest on the securities from and including the most recent interest payment date to but excluding the Settlement Date.

N S i=1	=	Summate. The term in the brackets to the right of the summation symbol is separately calculated “N” times (substituting for “i” in that term each whole number between 1 and N, inclusive), and the separate calculations are then added together.

Formula to Determine Price of Securities

A-1

ANNEX B

Hypothetical Example Of Exchange Ratio

The information provided in the following table is for illustrative purposes only and does not reflect Panama’s expectations, and we make no representation with respect to the actual consideration that may be paid pursuant to the invitation. The actual Exchange Ratio may be greater or less than the amount shown in the following table, depending on the actual UST Benchmark Rates. This Annex B is not complete and is qualified in its entirety by the more detailed description contained in “Terms of the Invitation” in this prospectus supplement. If there is any conflict between the information contained in this Annex B and the description contained in “Terms of the Invitation” in this prospectus supplement, the description contained in “Terms of the Invitation” will control.

Assumptions
	Expected Settlement Date:	February 1, 2012
	Assumed Old Bond UST Benchmark Rate	0.342%
	Assumed Reopened Bond UST Benchmark Rate	2.913%

Calculations Resulting from those Assumptions
(A)	Old Bond UST Benchmark Rate	0.342%[1]
(B)	Old Bond Benchmark Spread	1.352%[2]
(A) + (B)	Yield Used to Determine Old Bond Exchange Value	1.694%[3]

(D)	Resulting Old Bond Price	U.S.$1,168.24[4]
(E)	Resulting Old Bond Accrued Interest	U.S.$27.39[5]
(F) = (D) + (E)	Resulting Old Bond Exchange Value	U.S.$1,195.63[6]

(G)	Reopened Bond UST Benchmark Rate	2.913%[7]
(H)	Reopened Bond Benchmark Spread	1.813%[8]
(G) + (H)	Yield Used to Determine Reopened Bond Exchange Value	4.726%[9]

(I)	Resulting Reopened Bond Price	U.S.$1,274.83[10]
(J)	Resulting Reopened Bond Accrued Interest	U.S.$0.93[11]
(K) = (I) + (J)	Resulting Reopened Bond Exchange Value	U.S.$1,275.76[12]

U.S.$1,000 * (F)/(K)	Resulting Exchange Ratio	U.S.$937.19[13]

[1]	As assumed.
[2]	From terms of the Invitation.
[3]	Sum of assumed Old Bond UST Benchmark Rate and Old Bond Benchmark Spread. Rounded to the nearest 0.001%, with 0.0005% to be taken as 0.001%.
[4]	Price as calculated in the manner described in Annex A. Rounded to the nearest cent, with U.S.$0.005 to be taken as one cent.
[5]	Accrued interest per U.S.$1,000 principal amount, to but excluding the assumed settlement date.
[6]	Sum of price and accrued interest for Old Bonds. Rounded to the nearest cent, with U.S.$0.005 to be taken as one cent.
[7]	As assumed.
[8]	From terms of the Invitation.
[9]	Sum of assumed Reopened Bond UST Benchmark Rate and Reopened Bond Benchmark Spread. Rounded to the nearest 0.001%, with 0.0005% to be taken as 0.001%.
[10]	Price as calculated in the manner described in Annex A. Rounded to the nearest cent, with U.S.$0.005 to be taken as one cent.
[11]	Accrued interest per U.S.$1,000 principal amount, to but excluding the assumed settlement date.
[12]	Sum of price and accrued interest for Reopened Bonds. Rounded to the nearest cent, with U.S.$0.005 to be taken as one cent.
[13]

U.S.$1,000 multiplied by Old Bond Exchange Value divided by Reopened Bond Exchange Value (rounded to the nearest cent, with U.S.$0.005 to be taken as one cent). For each U.S.$1,000 in principal amount of Old Bonds exchanged in the Invitation, a holder will receive a principal amount of Reopened Bonds equal to the Exchange Ratio and, if Panama so determines, will also receive an amount in cash equal to the Clearing Cash Premium.

B-1

PROSPECTUS

REPUBLIC OF PANAMA

$2,500,000,000

Debt Securities

Warrants

Panama or Banco Nacional de Panamá (BNP), acting not in its individual capacity but solely as trustee of the Fondo Fiduciario para el Desarrollo, a trust formed under the laws of the Republic of Panama and referred to as the Fiduciary Fund (BNP, in such capacity, being referred to as the selling securityholder), may offer up to $2,500,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities with or without warrants or other similar securities to purchase, sell or exchange debt securities. As of the date of this Prospectus, Panama has sold an aggregate principal amount of $509,680,000 of debt securities covered hereby. Panama will not receive any proceeds from any sales of debt securities or warrants made by the selling securityholder.

Panama or the selling securityholder may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Panama will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Panama or the selling securityholder may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Panama has not authorized anyone to provide you with different or additional information. Panama is not making an offer of these debt securities or warrants in any place where the offer is not permitted by law. You should assume that the information in this prospectus, the prospectus supplement accompanying this prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents.

The date of this prospectus is December 16, 2009.

WHERE YOU CAN FIND MORE INFORMATION

Panama voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Panama, and may be accompanied by exhibits. You may read and copy any document Panama files with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of these documents from the public reference room in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to http://www.sec.gov, where the SEC maintains an Internet site that contains reports and other information filed by Panama.

The SEC allows Panama to “incorporate by reference” into this prospectus the information Panama files with it. This means that Panama can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Panama incorporates by reference the following documents:

•	Panama’s Annual Report on Form 18-K for the year ended December 31, 2008; and

•	All amendments to Panama’s Annual Report on Form 18-K for the year ended December 31, 2008 filed prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2008 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities.

Panama also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus. Each time

Panama files a document with the SEC that is incorporated by reference, the information in that document automatically updates information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Panama at the following address:

Embassy of Panama

2862 McGill Terrace, N.W.

Washington, D.C. 20008

Attn: Finance Section

(202) 483-1407

DATA DISSEMINATION

Panama is a participant in the General Data Dissemination System of the International Monetary Fund, or the IMF. Countries that participate in the General Data Dissemination System make a commitment to use it as a framework to develop national systems to produce and disseminate economic, financial and socio-demographic data. Participation in the General Data Dissemination System is voluntary. As a participant, Panama has committed to undertaking to:

•	designate a country coordinator to act as the main contact with the IMF staff on all issues relating to Panama’s participation in and implementation of the General Data Dissemination System; and

•

prepare descriptions of Panama’s statistical practices that the IMF will post on its Dissemination Standards Bulletin Board. These descriptions, or “metadata,” are intended to cover Panama’s current statistical production and dissemination practices as well as plans for short- and medium-term improvements and, if applicable, associated technical and other assistance required to implement these plans.

The metadata prepared by participants in the General Data Dissemination System may be found on the IMF’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/dsbbhome. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator,” and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Panama will use the net proceeds from the sale of the securities for the general governmental purposes of Panama, including the refinancing of domestic and external indebtedness of Panama and for other budgetary purposes. Unless otherwise specified in the applicable prospectus supplement, Panama will not receive any proceeds from any sales of debt securities or warrants made by the selling securityholder.

DEBT SECURITIES

Panama may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Panama and the fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to such securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Glossary” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Panama must repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates when any interest payments will be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	the circumstances and terms, if any, under which Panama may redeem the debt securities before maturity;

•

the circumstances and terms, if any, under which the holders of the debt securities may obligate Panama to redeem, repurchase or repay their respective securities pursuant to any sinking fund or analogous provisions or at the option of those holders;

•	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	if any amount payable in respect of the debt securities will be determined based on an index or formula, the method by which such amount will be determined;

•	if the debt securities will be issued upon the exchange or conversion of other debt securities, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security will be exchangeable for certificated (physical) securities;

•	if the debt securities will be listed, the stock exchange on which they will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described under the heading “Collective Action Securities” below); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any U.S. federal or Panamanian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Panama. After the return of these moneys to Panama, the holder of this debt security may thereafter look only to Panama for any payment.

Panama may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Panama and is not a trustee for the holders of the debt securities.

Status of the Debt Securities

The debt securities will be direct, unconditional and general obligations of Panama. Except as described under the heading “Negative Pledge” below, the debt securities are unsecured obligations of Panama. Panama has pledged its full faith and credit for the due and punctual payment of principal, premium, if any, and interest on the debt securities.

The debt securities of each series will rank equally in right of payment with all other indebtedness issued in accordance with the fiscal agency agreement and with all other unsecured and unsubordinated Indebtedness of Panama.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, principal of and interest and premium (if any) on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent to the registered holders of the debt securities on the related record date.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Negative Pledge

Panama undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding, it will not create or permit to subsist any Lien upon the whole or any part of its assets or revenues to secure any Public External Indebtedness of Panama, unless:

•	the debt securities of such series are secured equally and ratably with such Public External Indebtedness; or

•

the debt securities of such series have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by the holders of the debt securities of such series as provided under the heading “Meetings and Amendments” below.

Notwithstanding the foregoing, Panama may create or permit to subsist:

•

any Lien upon property to secure Public External Indebtedness of Panama incurred for the purpose of financing the acquisition of such property and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•

any Lien existing on such property at the time of its acquisition to secure Public External Indebtedness of Panama and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•	any Lien in existence on the date of the fiscal agency agreement, including any renewal or extension thereof which secures only the renewal or extension of the original secured financing;

•

any Lien contemplated as of July 17, 1996 under the agreements (as they may be amended) implementing the Republic of Panama 1995 Financing Plan dated October 4, 1995 sent to the international financial community with the communication dated September 15, 1995 from the Minister of Planning and Economic Policy of Panama and explanatory communications relating thereto and implementing documentation therefor, including any Lien to secure obligations under the collateralized bonds issued thereunder (the “Collateralized Bonds”);

•

any Lien securing Public External Indebtedness of Panama issued upon surrender for cancellation of the Collateralized Bonds or the principal amount of any indebtedness of Panama outstanding as of the date of the 1995 Financing Plan, in each case, to the extent such Lien is created to secure such Public External Indebtedness on a basis comparable to the Collateralized Bonds and the principal amount of Public External Indebtedness so secured is no greater than the principal amount of Collateralized Bonds or such other indebtedness so cancelled;

•

any Lien securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project and any renewal or extension of such Lien, provided that:

•

the holders of such Public External Indebtedness expressly agree to limit their recourse to the assets and revenues of such project as the principal source of repayment of such Public External Indebtedness; and

•	the property over which such Lien is granted consists solely of such assets and revenues;

•

any Lien on the properties or revenues of the Development Trust Fund created by Republic of Panama Law No. 20 of May 15, 1995, provided that the equivalent in U.S. dollars of the amount secured by such Liens shall not at any time exceed the amount of all contributions to the Development Trust Fund from:

•	the net proceeds from the privatization of publicly owned companies or the initial payment for concessions granted to the private sector;

•	the proceeds from sales conducted of any Interoceanic Region Assets by the Interoceanic Region Authority;

•	sums bequeathed or donated to the Development Trust Fund by any person other than Panama or any governmental agency or affiliate thereof; and

•

any earnings on properties or revenues received pursuant to the three bullet points immediately above, and any renewal or extension of any such Lien which is limited to the original properties or revenues covered thereby; and

•

Liens in addition to those permitted under the bullet points above, and any renewal or extension thereof, provided that the aggregate amount of Public External Indebtedness secured by such additional Liens shall not exceed the equivalent of $25,000,000.

Default

Each of the following events will be an event of default with respect to each series of debt securities:

(a) default by Panama in any payment of principal of any debt securities of such series for 15 days;

(b) default by Panama in any payment of interest on any debt securities of such series for 30 days;

(c) failure of Panama to perform any other obligation under the debt securities of that series, which continues for 60 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring that such default be remedied;

(d) acceleration of any aggregate principal amount of Public Indebtedness of Panama that exceeds $25,000,000 (or its equivalent in any other currency) by reason of an event of default (however described) arising from Panama’s failure to make any payment of principal or interest thereunder when due;

(e) failure of Panama to make any payment in respect of the Public Indebtedness of Panama in an aggregate principal amount in excess of $25,000,000 (or its equivalent in any other currency) when due, which continues for 30 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring that such default be remedied;

(f) declaration by Panama of a moratorium with respect to the payment of principal of, or premium or interest on, Public External Indebtedness of Panama which does not expressly exclude the debt securities of that series; or

(g) denial or repudiation by Panama of its obligations under the debt securities of that series.

Acceleration of Maturity

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities.

If an event of default described in clause (a), (b), (f) or (g) under the heading “Default” above occurs with respect to any series of debt securities, then each registered holder of debt securities of that series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable.

If an event of default described in clause (c), (d) or (e) under the heading “Default” above occurs with respect to any series of debt securities, then the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the principal of and any accrued interest on all the debt securities of that series then outstanding immediately due and payable. Debt securities held directly or indirectly by or on behalf of

Panama or any political subdivision or instrumentality thereof shall not be considered “outstanding” for this purpose.

Holders of debt securities may exercise these rights only by providing a written demand to Panama and the fiscal agent at its New York office at a time when the event of default is continuing.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Panama or the registered holders of these debt securities.

Panama may at any time purchase debt securities in any manner and for any price. These debt securities purchased by Panama may, at its discretion, be held, resold or cancelled.

Meetings and Amendments

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Panama may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting would be held at the time and place determined by Panama. If an event of default occurs and Panama or the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding” debt securities do not include:

•	debt securities cancelled by or delivered for cancellation to the fiscal agent;

•	debt securities held for reissuance but not reissued by the fiscal agent;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for; or

•	debt securities of a series that have been substituted with another series of debt securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 to 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 10 and 60 days before the meeting date.

Voting; Quorum. A person who holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

If a quorum is not present within 30 minutes of the time appointed for the meeting, the meeting may be adjourned for a period of at least 10 days as determined by the chairman of the meeting prior to the adjournment of the meeting. If the meeting is convened at the request of the holders, however, then the meeting shall be dissolved.

In the absence of a quorum at an adjourned meeting, this adjourned meeting may be further adjourned for a period of at least 10 days as determined by the chairman of the meeting. Notice of the reconvening of an adjourned meeting shall be given only once. This notice shall state expressly the percentage of the principal amount of the outstanding debt securities of that series which shall constitute a quorum. Subject to the foregoing, at the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

In addition, any meeting at which a quorum is present may be adjourned by the vote of a majority of the principal amount of the outstanding debt securities of the series represented at the meeting, and the meeting may be held as so adjourned without further notice.

If a quorum is present at the meeting, any resolution and all matters (other than those matters identified below that require the consent of all holders of the debt securities of a series) shall be effectively passed or decided by the vote of the persons entitled to vote 66 2/3% in aggregate principal amount of the outstanding debt securities of such series represented and voting at the meeting.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the appointment of proxies in respect of holders of registered debt securities of a series;

•	the record date for determining the registered owners of registered debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Chairman. The fiscal agent will appoint a temporary chairman of the meeting by an instrument in writing. If Panama or the holders of the debt securities of a series called the meeting, however, then Panama or the holders calling the meeting, as the case may be, will appoint a temporary chairman by an instrument in writing.

A permanent chairman and a permanent secretary of the meeting shall be elected by the vote of the persons entitled to vote a majority of the principal amount of the outstanding debt securities of the series represented and voting at the meeting. The chairman of the meeting shall have no right to vote, except as a holder of debt securities of that series or proxy.

Record. A record, and at least one duplicate, of the proceedings of each meeting of holders will be prepared. One copy of the record of each meeting will be delivered to Panama and another to the fiscal agent to be preserved by the fiscal agent.

Amendments. (The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Amendments and Waivers” below for a description of the corresponding terms of Collective Action Securities). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with

•

the affirmative vote, in person or by proxy, of the holders of at least 66 2/3% of the aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting; or

•	the written consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of a series:

(i) Panama and the fiscal agent may modify, amend or supplement the terms of the debt securities of a series or, insofar as it affects the debt securities of that series, the fiscal agency agreement, in any way and (ii) holders of debt securities of a series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or action provided by the fiscal agency agreement or the debt securities of such series to be made, given or taken by holders of debt securities of such series.

The following actions may only be taken with the written consent or affirmative vote of the holder of each debt security of an affected series:

•	changing the due date for the payment of the principal of, any installment of interest on, or premium (if any) on the debt securities of such series;

•	reducing the principal amount of the debt securities of such series;

•	reducing the portion of the principal amount which is payable in the event of an acceleration of the maturity of the debt securities of such series;

•	reducing the interest rate on the debt securities of such series;

•	reducing the premium, if any, payable upon the redemption of any debt securities of such series;

•	changing the currency in which any amount in respect of the debt securities of that series is payable;

•	changing the required places at which any amount in respect of the debt securities of that series is payable;

•	shortening the period during which Panama is not permitted to redeem the debt securities of that series;

•	permitting Panama to redeem the debt securities of the affected series, if Panama is not otherwise permitted to redeem the debt securities of that series;

•	reducing the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series, or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or

•	changing the obligation of Panama to pay additional amounts under the debt securities of that series.

Panama and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	correcting any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner that Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Judgment Currency

If a court renders a judgment in respect of amounts due to a holder of a debt security permitting Panama to pay such amounts in a currency (“judgment currency”) other than the currency in which the debt security was required to be paid by its terms (“debt security currency”), Panama and such holder are deemed to have agreed, to the fullest extent permitted under applicable law, that:

•

the rate of exchange for determining the amount of such judgment shall be based on the rate at which such holder, using normal banking procedures, could purchase the debt security currency with the judgment currency in the relevant principal financial center for the debt security currency, two business days preceding the date of such judgment; and

•

if on the business day following the holder’s receipt of such payment in the judgment currency, such holder is not able, in accordance with normal banking procedures, to purchase with the judgment currency at least the amount of debt security currency that was due to him under the original terms of the debt security, Panama will indemnify such holder for the shortfall; if such holder is able to purchase with such judgment currency an amount of debt security currency greater than that to which he would have been entitled, and if all of Panama’s obligations to such holder under the debt securities are fully paid, such holder agrees to remit any excess to Panama.

Tax Withholding; Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities of any series by Panama will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by Panama or any other jurisdiction from which or through which payment is made to holders of debt securities in respect of the debt securities, or any political subdivision or authority of or in Panama or such other jurisdiction, having power to tax (together, “Taxes”), unless such withholding or deduction is required by law. In that event, Panama shall pay such additional amounts as will result in receipt by the holders of debt securities of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any debt security of any series:

(a) to a holder where such holder is liable to pay such Taxes in respect of any debt security of such series by reason of such holder’s having some connection with Panama other than the mere holding of such debt security of such series or the receipt of principal and interest in respect thereof;

(b) to a holder who is liable for such Taxes by reason of such holder’s failure to comply with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Panama, or any political subdivision or taxing authority of or in Panama, of such holder or the holder of any interest in such debt security of such series or rights in respect thereof, if compliance is required by Panama, or any political subdivision or taxing authority of or in Panama, as a precondition to exemption from such deduction or withholding; provided, however, that the limitations on Panama’s obligations to pay additional amounts shall not apply if such certification, identification, or other reporting requirements would be materially more onerous, in form, in procedure, or in substance of information disclosed by the relevant holders or beneficial owners than comparable information or other reporting requirements imposed by United States tax law, regulation or administrative practice; or

(c) to a holder who is liable for such Taxes by reason of the failure of such holder to present such holder’s debt security for payment (where such presentation is required) within 30 calendar days after the date on which such payment thereof became due and payable or is duly provided for and notice thereof is given to the holder, whichever occurs later, except to the extent that such holder would have been entitled to additional amounts in respect of such Taxes on presenting such debt security for payment on any date within such 30 calendar days.

Any reference in this prospectus to “principal” and/or “interest” shall be deemed to include any additional amounts that may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Panama that it is unwilling, unable or no longer qualified to continue to act as depositary and Panama does not appoint a successor depositary within 90 days;

•	at any time Panama decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing with respect to the series of debt securities represented by the global security.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. Unless otherwise specified in the prospectus supplement, these certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	you cannot have debt securities registered in your name for so long as they are represented by the global security;

•	you cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	you will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	you cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	all payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons who hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or any premium or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Panama has no responsibility or liability for the records of the depositary or its participants relating to the ownership of beneficial interests in the global security. Also, Panama is not responsible for maintaining, supervising or reviewing those records or payments. Panama has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

COLLECTIVE ACTION SECURITIES

Panama may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities – Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities of that series may exercise these rights only by providing a written demand to Panama and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Panama receives written notice of the declaration, unless Panama has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Amendments and Waivers

•

Panama, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate or the premium payable upon early redemption of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or the place or places in which such payment is to be made;

•

permit early redemption of the debt securities of that series or, if early redemption is already permitted, shorten the period during which Panama is not permitted to redeem the debt securities of that series;

•	change Panama’s obligation to pay any additional amounts under the debt securities of that series;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•

change Panama’s appointment of an agent for the service of process or Panama’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under the heading “Debt Securities — Status of the Debt Securities” above;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Panama refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding debt securities) agrees to the change.

If both Panama and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner which Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Panama or any political subdivision or instrumentality of Panama will be disregarded and deemed not to be “outstanding.”

Except as specifically set forth in this prospectus, the other terms set forth under “Debt Securities – Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Panama may also consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

WARRANTS

Panama may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Panama to repurchase or exchange debt securities. If Panama issues any warrants, each issue of warrants will be issued under a warrant agreement between Panama and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

•	the terms listed under the heading “Debt Securities” above as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

•	the amount and type of debt securities that you may obligate Panama to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

•	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

•	the dates on which your right to exercise your warrants or other securities begins and expires;

•	the conditions, if any, under which Panama may cancel or terminate your warrants or other securities;

•	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;

•

whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

•	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

•	any other terms of such warrants or other securities.

GOVERNING LAW

The fiscal agency agreement, any warrant agreement, the debt securities and any warrants will be governed by and interpreted in accordance with the laws of the State of New York, without regard to any conflicts of laws principles that would require the application of the laws of a jurisdiction other than the State of New York; provided, however, that the laws of Panama will govern all matters concerning authorization and execution of all agreements and securities by Panama.

JURISDICTION AND ENFORCEMENT

Panama is a foreign sovereign state. Consequently, your ability to sue Panama may be limited. Panama will irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court in New York City in any related proceeding (i.e., any suit, action or proceeding arising out of or relating to the debt securities or the warrants or other similar securities) and Panama will irrevocably agree that all claims in respect of any related proceeding may be heard and determined in such New York State or federal court.

Panama will appoint and will agree to maintain the person acting as or discharging the function of Consul General of the Republic of Panama in New York City as its process agent to receive, on behalf of Panama and its property, service of copies of the summons and complaint and any other process which may be served in any related proceedings. The address of the office of the process agent is:

1212 Avenue of the Americas

6th Floor

New York, New York 10036

Panama will irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any related proceeding and any objection to any related proceeding on the grounds of venue, residence or domicile.

To the extent that Panama has or may acquire any immunity from jurisdiction of the courts or from any legal process in the courts, Panama will irrevocably agree not to claim and will irrevocably waive any immunity in respect of any related proceeding. Panama will agree that these waivers shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States.

Notwithstanding the foregoing, the execution on or attachment of revenues, assets and property of Panama located in Panama through the Panamanian courts, both prior to and post-judgment, shall be subject to the provisions of Articles 1047, 1048, 1650 (#14) and 1939 of the Judicial Code of the Republic of Panama.

Moreover, Panama has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by Panama with respect to these actions, it would not be possible to obtain a judgment in such an action brought against Panama in a court in the United States unless the court were to determine that Panama is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in Panama a judgment based on such a United States judgment. Execution upon property of Panama located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

PLAN OF DISTRIBUTION

Panama or the selling securityholder may sell any combination of the debt securities and/or warrants or other similar securities in any of the following ways:

•	through underwriters or dealers;

•	directly by Panama or the selling securityholder to one or more purchasers, through a specific bidding or auction process or otherwise;

•	through agents;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

In addition, the manner in which Panama may sell some or all of the debt securities and/or warrants covered by this prospectus and the manner in which the selling securityholder may sell their debt securities and/or warrants, include through:

•	a block trade in which a broker-dealer will attempt to sell as agent but may position or resell a portion of the block as principal in order to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

•	privately negotiated transactions.

In addition, the selling securityholder also may sell their debt securities and/or warrants in accordance with Rule 144 or other exemptions available under the United States Securities Act of 1933, rather than under this prospectus

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Panama from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

If underwriters are used in the sale of securities, the underwriters will acquire these securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Panama or the selling securityholder may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Panama or the selling securityholder may also sell securities of any series directly to the public or through agents designated by Panama or the selling securityholder from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

In compliance with FINRA guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Panama or the selling securityholder may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Panama under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Panama may offer the securities of any series to present holders of other securities of Panama as consideration for the purchase or exchange by Panama of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Panama or the selling securityholder may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Panama or the selling securityholder in the ordinary course of business.

SELLING SECURITYHOLDER

The Fiduciary Fund is a trust formed under the laws of the Republic of Panama, and was created pursuant to Law No. 20 (as published in the Official Gazette on May 17, 1995), as amended, to provide funding for projects in the public sector deemed to be of social benefit to the Republic of Panama. The Ministry of Economy and Finance acts as settlor for the Fiduciary Fund and Banco Nacional de Panamá acts as its trustee. The Republic of Panama is the final beneficiary. At present the Fiduciary Fund maintains its assets primarily in marketable securities meeting established investment guidelines.

At October 31, 2009, the selling securityholder beneficially owned $902,217,000 aggregate principal amount of debt securities of the Republic of Panamas that it acquired from time to time between 2000 and 2008 in the secondary market.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Panama by the Procurador de la Administración of Panama, or by a duly authorized attorney of the Procuraduría de la Administración and by Arnold & Porter LLP, United States counsel to Panama, and for the underwriters, if any, by United States counsel and Panamanian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Panamanian law, Arnold & Porter LLP may rely on the opinion of the Procurador de la Administración. As to all matters of United States law, the Procurador de la Administración may rely on the opinion of Arnold & Porter LLP. Certain statements with respect to matters of Panamanian law in this prospectus have been passed upon by the Procurador de la Administración, and are made upon his authority.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Panama or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Panama. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Economy and Finance of Panama.

AUTHORIZED REPRESENTATIVE

The authorized representative of Panama in the United States of America is the Ambassador of Panama to the United States of America, whose address is:

Embassy of Panama

2862 McGill Terrace, N.W.

Washington, D.C. 20008

GLOSSARY

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Indebtedness” means any payment obligations (whether pursuant to a guarantee or otherwise), including any contingent liability, for borrowed money or arising from bonds, debentures, notes or similar instruments.

“Interoceanic Region Assets” means real property and properties reverting to Panama pursuant to the Panama Canal Treaty between Panama and the United States, dated September 7, 1977.

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from revenues or the proceeds of any asset of any kind whether in effect on the date the fiscal agency agreement becomes effective or at any time thereafter.

“Public External Indebtedness” means any Public Indebtedness which is not issued pursuant to agreements or evidenced by instruments that submit the resolution of all disputes arising thereunder to the exclusive jurisdiction of the courts of Panama.

“Public Indebtedness” means any Indebtedness of, or guaranteed by, Panama which:

•	is publicly offered or privately placed in securities markets;

•	is in the form of, or represented by, bonds, notes or other securities or any guarantees thereof;

•

is, or was intended at the time of issue to be, quoted, listed or traded on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, securities eligible for sale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and

•

has an original maturity of more than one year or is combined with a commitment so that the original maturity of one year or less may be extended at the option of Panama to a period in excess of one year.

THE ISSUER

The Republic of Panama Ministerio de Economía y Finanzas Dirección de Crédito Público Vía España y Calle 52 Edificio Ogawa, Piso 4 Apartado 2694, Zona 3 Panama, Republic of Panama + 507 507 7000

JOINT DEALER MANAGERS

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Attention: Liability Management Group

In the United States, call toll free:

(1) 800-828-3182

Outside the United States, call collect:

(1) 212-902-5183

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attention: Liability Management Group

In the United States, call toll free:

(1) 800-558-3745

Outside the United States, call collect:

(1) 212-723-6108

INFORMATION AND EXCHANGE AGENT

Bondholder Communications Group, LLC

30 Broad St., 46th Floor

New York, NY 10004

Attention: Ramona Peters, E-mail:rpeters@bondcom.com
Tel: Toll Free 1-888-385-2663, Fax: 1-212-437-9827
Outside of the United States: 1-212-809-2663
In London: 28 Throgmorton St., 1st Floor

London EC2N 2AN

Tel: +44 20 7382 4580

Website: www.bondcom.com/panama

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR		LUXEMBOURG PAYING AGENT AND TRANSFER AGENT

The Bank of New York Mellon 101 Barclay Street, 4th Floor East New York, New York 10286 United States		The Bank of New York Mellon (Luxembourg) S.A. Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg Luxembourg

LEGAL ADVISORS

To Panama, as to U.S. law:		To the Joint Dealer Managers, as to U.S. law:

Arnold & Porter LLP 399 Park Avenue New York, New York 10022 United States		Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States

To Panama, as to Panamanian law:		To the Joint Dealer Managers, as to Panamanian law:

Lic. Oscar Ceville Procurador de la Administración Apartado Postal 10288 Panama 4, Republic of Panama		Arias, Fábrega & Fábrega Edificio Plaza 2000 Calle 50, Apartado 0816-01098 Panama, Republic of Panama

LUXEMBOURG LISTING AGENT The Bank of New York Mellon (Luxembourg) S.A. Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg Luxembourg